Exhibit 2.1
EXECUTION COPY

STOCK PURCHASE AGREEMENT
BY AND AMONG
BROADLANE INTERMEDIATE HOLDINGS, INC.,
BROADLANE HOLDINGS, LLC,
AND
MEDASSETS, INC.
DATED AS OF SEPTEMBER 14, 2010

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EXHIBITS

Exhibit A	—	Form of Note
Exhibit B	—	Financing Commitments
SCHEDULES

1.1-A	—	Contingent Payments
1.1-B	—	Permitted Liens
3.2	—	Capitalization of the Group Companies
3.4	—	Financial Statements
3.5	—	Consents and Approvals; No Violation
3.6	—	Material Contracts
3.7	—	Material Customers
3.8(a)	—	Absence of Changes and Undisclosed Liabilities
3.8(b)	—	Indebtedness
3.9	—	Group Companies Litigation
3.10	—	Compliance with Applicable Law
3.11	—	Employee Benefit Plans
3.12	—	Environmental Matters
3.13	—	Intellectual Property

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3.14	—	Labor Matters
3.15	—	Insurance
3.16	—	Tax Matters
3.18(a)	—	Real Property
3.18(b)	—	Personal Property
3.19	—	Transactions with Affiliates
3.20	—	Regulatory Matters
4.2	—	Seller Consents and Approvals; No Violation
5.3	—	Buyer Consents and Approvals; No Violation
6.1	—	Conduct of Business of the Company
6.6(a)	—	D&O Agreements

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STOCK PURCHASE AGREEMENT
     STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of September 14, 2010, is made by and among Broadlane Intermediate Holdings, Inc., a Delaware corporation (the “Company”), Broadlane Holdings, LLC, a Delaware limited liability company (“Seller”), and MedAssets, Inc., a Delaware corporation (“Buyer”). The Company, Seller and Buyer shall be referred to herein from time to time collectively as the “Parties”. Capitalized terms used but not otherwise defined herein have the meanings set forth in Section 1.1.
     WHEREAS, Seller is the sole stockholder of the Company and owns beneficially and of record all of the issued and outstanding shares of capital stock of the Company, which consist of 100 shares of Common Stock (referred to herein as the “Shares”); and
     WHEREAS, the Parties desire that, upon the terms and subject to the conditions set forth in this Agreement, Buyer will purchase from Seller, and Seller will sell to Buyer, all of the Shares.
     NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:
ARTICLE I.
CERTAIN DEFINITIONS
          Section 1.1 Definitions. As used in this Agreement, the following terms have the respective meanings set forth below.
     “Accounting Firm” has the meaning set forth in Section 2.4(b)(ii).
     “Accounting Methodology” means the accounting principles, practices, procedures, policies and methods (with consistent classifications, judgments, inclusions, exclusions and valuation and estimation methodologies) used and applied on a consistent basis by the Group Companies in the preparation of the Latest Balance Sheet.
     “Adjustment Time” means 11:59 p.m. (Dallas, TX time) on the day immediately preceding the Closing Date.
     “Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.
     “Agreement” has the meaning set forth in the introductory paragraph to this Agreement.
     “Alternative Commitment Letter” has the meaning set forth in Section 6.10(c).

     “Alternative Financing” has the meaning set forth in Section 6.10(c).
     “Ancillary Documents” has the meaning set forth in Section 3.3.
     “beneficially own” shall have the meaning ascribed thereto under Rule 13d-3 promulgated under the Exchange Act, and derivative terms such as “beneficial ownership” shall be given corresponding meanings.
     “BGI” means The Broadlane Group, Inc. (formerly known as Broadlane, Inc.), a Delaware corporation.
     “Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York City are open for the general transaction of business.
     “Buyer” has the meaning set forth in the introductory paragraph to this Agreement.
     “Buyer Acquisition” means the acquisition by Buyer or any of its Subsidiaries of all or substantially all of the property of another Person or at least a majority of the voting stock of another Person, in each case whether through a merger, combination, acquisition of equity or purchase of assets.
     “Buyer Common Shares” means that number of shares of Buyer Common Stock equal to the quotient obtained by dividing (i) the Reduction Amount by (ii) $18.44 (as equitably adjusted for stock splits, stock dividends, stock combinations and similar events occurring after that date hereof).
     “Buyer Common Stock” means the common stock, par value $0.01, of Buyer.
     “Buyer Indemnitee” has the meaning set forth in Section 9.2(a).
     “Cash and Cash Equivalents” means the aggregate amount of cash, cash equivalents and marketable securities of the Group Companies as of the Adjustment Time, determined in accordance with GAAP and, to the extent consistent with GAAP, the Accounting Methodology.
     “Claim” means any suit, litigation, arbitration, claim, audit, investigation, action or proceeding.
     “Closing” has the meaning set forth in Section 2.2.
     “Closing Date” has the meaning set forth in Section 2.2.
     “Closing Indebtedness” means the aggregate amount of Indebtedness of the Group Companies as of the Adjustment Time, determined in accordance with GAAP and, to the extent consistent with GAAP, the Accounting Methodology.
     “Closing Statement” has the meaning set forth in Section 2.4(b)(i).

     “Closing Working Capital” means the Net Working Capital of the Group Companies as of the Adjustment Time, determined in accordance with Section 2.4(e).
     “COBRA” means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and any similar state Law.
     “Code” means the Internal Revenue Code of 1986.
     “Common Stock” means common stock of the Company, par value $0.01.
     “Company” has the meaning set forth in the introductory paragraph to this Agreement.
     “Company Material Adverse Effect” means any change, development, circumstance, effect, event or fact that, individually or in the aggregate, has a material adverse effect upon the financial condition, business, assets, liabilities or results of operations of the Group Companies, taken as a whole; provided, however, that any change, development, circumstance, effect, event or fact arising from or related to (i) conditions affecting the United States economy generally, (ii) any national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (iii) financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (iv) changes in GAAP (or in the enforcement or interpretations thereof), (v) changes in any Law or other binding directives issued by any Governmental Entity (or in the enforcement or interpretations thereof), (vi) any change that is generally applicable to the industries or markets in which the Group Companies operate, (vii) any failure by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions for any period (provided, however, that any change, effect, event or occurrence that caused or contributed to such failure to meet projections, forecasts or predictions shall not, subject to the other provisions of this definition, be excluded) or (viii) the negotiation, execution, announcement or performance of this Agreement and the transactions contemplated hereby, or the consummation of the transactions contemplated hereby, including the identity of Buyer, shall not be taken into account in determining whether a “Company Material Adverse Effect” has occurred; provided that, with respect to a matter described in any of the foregoing clauses (i), (ii), (iii), (iv) and (vi), such matter shall only be excluded to the extent (and only to the extent) that such matter does not have a disproportionate effect on the Group Companies, taken as a whole, relative to other comparable entities operating in the industry in which the Group Companies operate; provided, further, that with respect to references to Company Material Adverse Effect in Section 3.5, the exclusion in clause (viii) shall not apply. For purposes of this definition, (A) if (x) on or after the date hereof any customer, supplier or other business relation of any Group Company terminates or gives notice of its intent to terminate its relationship with such Group Company and (y) at the time of such termination, no Group Company is in breach of any contractual obligation owing to such business relation that gives such business relation the right to terminate such relationship, and (B) if after the date hereof any customer of any Group Company elects not to renew its relationship with the Group Companies or elects to renew such relationship on terms less favorable to the Group Companies (each of (A) and (B), an “Engagement Termination”), then such Engagement Termination shall be deemed to have been the result of the announcement of the transactions contemplated by this Agreement and, pursuant to clause (viii) above, such Engagement Termination and the consequences thereof shall not be taken into account in determining whether a “Company Material Adverse Effect” has occurred.
     “Company Software” has the meaning set forth in Section 3.13.
     “Confidentiality Agreement” means the confidentiality agreement, dated as of August 3, 2010, by and between Seller and Buyer.
     “Consultation Period” has the meaning set forth in Section 2.4(b)(ii).
     “Continuing Employees” has the meaning set forth in Section 6.9(a).
     “Conversion Price” means the product of (x) the volume weighted average trading price of the Buyer Common Stock for the 15-consecutive trading day period immediately preceding the Deferred Payment Date and (y) 0.90.
     “Credit Facilities” means the Amended and Restated Credit Agreement, dated as of February 5, 2010, among The Broadlane Group, Inc., as the Borrower, each of the Group Companies party thereto, certain other parties thereto and Jefferies Finance LLC, as Administrative Agent and Collateral Agent.
     “Damages” has the meaning set forth in Section 6.6(b).
     “Deductible” has the meaning set forth in Section 9.4(a).
     “Deferred Payment Amount” means $125,000,000, as such amount may be adjusted pursuant to Section 2.4(b), Section 2.4(d) or Section 9.4 or as reduced for any payment by Buyer to Seller against such amount pursuant to Section 2.5 (other than any payment of interest owing on such amount).
     “Deferred Payment Date” has the meaning set forth in Section 2.5(a).
     “Deferred Payment Funds” has the meaning set forth in Section 2.5(a).
     “Disclosed Conditions” has the meaning set forth in Section 5.5.
     “Disputed Objection” has the meaning set forth in Section 2.4(b)(ii).
     “Divestiture” has the meaning set forth in Section 6.4(e).
     “EBITDA” means earnings before interest, tax, depreciation and amortization.
     “Employee Benefit Plan” means each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) and each other employee benefit plan, program or arrangement that any Group Company maintains, sponsors or contributes to, including any severance, retention, employment, or change-of-control agreement, program, policy, commitment or other arrangement maintained by a Group Company or to which a Group Company is a party, whether or not subject to ERISA.
     “Environmental Laws” means all federal, state and local statutes, regulations, and ordinances concerning pollution or protection of the environment as in effect on or prior to the Closing Date.
     “Engagement Termination” has the meaning set forth in the definition of Company Material Adverse Effect.
     “ERISA” means the Employee Retirement Income Security Act of 1974.
     “ERISA Affiliate” means any entity that would be deemed a “single employer” with any Group Company under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.
     “Estimated Closing Statement” has the meaning set forth in Section 2.4(a).
     “Estimated Purchase Price” has the meaning set forth in Section 2.4(a).
     “Exchange Act” means the Securities Exchange Act of 1934.
     “Excluded Representations” has the meaning set forth in Section 9.1(a).
     “Federal Health Care Programs” has the meaning set forth in Section 3.20(b).
     “Final Purchase Price” has the meaning set forth in Section 2.4(d)(i).
     “Financing” has the meaning set forth in Section 5.5.
     “Financing Commitments” has the meaning set forth in Section 5.5.
     “Financing Failure” means the failure of the Lenders to fund amounts committed to be loaned to Buyer under the Financing Commitments.
     “Financing Failure Termination Fee” has the meaning set forth in Section 8.2(a).
     “Financial Statements” has the meaning set forth in Section 3.4.
     “Financing Parties” means the Lenders and their respective officers, directors, partners, members, affiliates, representatives and agents.
     “GAAP” means United States generally accepted accounting principles, consistently applied.
     “Governing Documents” means, with respect to any Person that is a corporation, its articles or certificate of incorporation or memorandum and articles of association, as the case may be, and bylaws; with respect to any Person that is a partnership, its certificate of partnership and partnership agreement; with respect to any Person that is a limited liability company, its certificate of formation and limited liability company or operating agreement; with respect to any Person that is a trust or other entity, its declaration or agreement of trust or constituent document; and with respect to any other Person, its comparable organizational documents.
     “Governmental Entity” means any (i) federal, state, local, municipal, foreign or other government, (ii) governmental or quasi governmental entity of any nature (whether federal, state, local, municipal, foreign, multinational or international, including any governmental agency, branch, department, official, or entity and any court or other tribunal) or (iii) body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, including any arbitral tribunal.
     “Group Companies” means, collectively, the Company and each of its Subsidiaries.
     “Group Company 401(k) Plan” has the meaning set forth in Section 6.9(c).
     “Group Company IP Rights” has the meaning set forth in Section 3.13.
     “Guarantors” has the meaning set forth in Section 2.5(a).
     “Healthcare Regulatory Laws” has the meaning set forth in Section 3.20(a).
     “HSR Act” means the Hart Scott Rodino Antitrust Improvements Act of 1976.
     “HSR Failure Termination Fee” has the meaning set forth in Section 8.2(a).
     “Indebtedness” means, as of any time with respect to any Person, without duplication, the outstanding principal amount of, accrued and unpaid interest on, and other payment obligations (including any prepayment fees, breakage costs, make-whole premiums or other similar fees or premiums payable as a result of the consummation of the transactions contemplated by this Agreement) arising under, any obligations of any Group Company consisting of (i) indebtedness for borrowed money, indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money or for the deferred or contingent purchase price of property (but excluding (x) any trade payables and accrued expenses arising in the ordinary course of business and (y) any deferred or contingent purchase price of property or services due in accordance with and pursuant to the agreements listed on Schedule 1.1-A), (ii) indebtedness evidenced by any note, bond, debenture or other debt security, (iii) obligations in respect of any financial hedging arrangements or agreements, (iv) all obligations arising under letters of credit, bankers’ acceptances, bank guaranties, surety bonds and similar instruments to the extent drawn against, (v) obligations as lessee or lessees under leases that have been recorded as capital leases in accordance with GAAP and (vi) all guarantees in respect of clauses (i) through (v); provided, however, that, for the avoidance of doubt, “Indebtedness” shall not include any obligation under any operating lease and, in the case of the Group Companies, shall exclude all accounts and obligations owed by any Group Company to any other Group Company.
     “Indemnified D&O Parties” has the meaning set forth in Section 6.6(a).
     “Indemnified Party” has the meaning set forth in Section 9.3(a).

     “Indemnitee” has the meaning set forth in Section 9.5.
     “Intellectual Property Rights” means all patents, patent applications, trademarks, service marks and trade names, all goodwill associated therewith and all registrations and applications therefor, copyrights, copyright registrations and applications, Internet domain names, software, trade secrets, and know how, in each case, to the extent protectable by applicable Law.
     “IRS Audit” means the Internal Revenue Service audit for BGI’s taxable year ended August 15, 2008 described in Item 4 of Schedule 3.8(a) of the Schedules.
     “Latest Balance Sheet” has the meaning set forth in Section 3.4(b).
     “Law” means any federal, state, local, municipal, foreign, international, multinational or other administrative order, code, constitution, law, ordinance, principle of common law, rule, regulation, statute or treaty.
     “Leased Real Property” has the meaning set forth in Section 3.18(a).
     “Lenders” has the meaning set forth in Section 5.5.
     “Lien” means any mortgage, pledge, security interest, encumbrance, easement, reservation, restriction, claim, right of way, option, right of first refusal, lien or charge, whether or not relating to the extension of credit or the borrowing of money; provided, however, that, for the avoidance of doubt, the term “Lien” shall not include any non-exclusive license of Intellectual Property Rights.
     “Loss” has the meaning set forth in Section 9.2(a).
     “Mandatory Prepayment Event” means the occurrence of any of the events referred to in Section 1.3(b)(ii), (v) or (vi) of the Seller Note, as applicable.
     “Marketing Period” means the first period of no more than 25 consecutive Business Days after the date hereof throughout which (A) Buyer shall have the Required Financial Information that the Company is required to provide to Buyer pursuant to Section 6.10(d) (it being understood that if at any time during the Marketing Period the Required Financial Information ceases to comport with the SEC requirements for a registered public offering of debt securities or otherwise does not include the Required Financial Information, then the Marketing Period shall not have commenced or occurred) and (B) the conditions set forth in Section 7.1 and Section 7.2 have been satisfied (excluding those conditions to be satisfied by the delivery of documents or taking of any other action at the Closing by any Party) and nothing has occurred and no condition exists that would cause any of such conditions to fail to be satisfied assuming the Closing were to be scheduled for any time during such 25-consecutive Business Day period (provided, however, that clause (B) hereof shall not be applicable as of and following March 16, 2011 or, in the case of the circumstances described in clause (B) of the first proviso to Section 8.1(d), January 4, 2010); provided that the Marketing Period shall not be deemed to have commenced if, prior to the completion of such 25-consecutive Business Day period, (i) KPMG LLP shall have withdrawn its audit opinion with respect to any year end audited financial statements included in the Required Financial Information, (ii) the financial statements included in the Required Financial Information that is available to Buyer on the first day of any such 25-consecutive Business Day period would be required to be updated under Rule 3-12 of Regulation S-X in order to be sufficiently current on any day during such 25-consecutive Business Day period to permit a registration statement using such financial statements to be declared effective by the SEC on the last day of such 25-consecutive Business Day period, in which case the Marketing Period shall not be deemed to commence until the receipt by Buyer of updated Required Financial Information that would be required under Rule 3-12 of Regulation S-X to permit a registration statement using such financial statements to be declared effective by the SEC on the last day of such new 25-consecutive Business Day period or (iii) the Company shall have restated any material financial information included in the Required Financial Information or any such restatement is under consideration, in which case the Marketing Period shall be deemed not to commence unless and until such restatement has been completed and the Required Financial Information has been amended or the Company has determined that no restatement shall be required and confirmed the foregoing to Buyer in writing; and provided, further, that (x) the Marketing Period shall end on any earlier date on which the Financing is consummated and (y) if the Marketing Period has not been completed prior to December 18, 2010, the Marketing Period shall not commence until after January 3, 2010.
     “Material Contracts” has the meaning set forth in Section 3.6(a).
     “Material Customer” has the meaning set forth in Section 3.7.
     “Material Real Property Lease” has the meaning set forth in Section 3.18(a).
     “Material Health Regulatory Permits” has the meaning set forth in Section 3.20(d).
     “Material Permits” has the meaning set forth in Section 3.10.
     “Material Vendor” has the meaning set forth in Section 3.7.
     “Maximum Premium” has the meaning set forth in Section 6.6(c).
     “Most Recent Balance Sheet” has the meaning set forth in Section 3.4(c).
     “Multiemployer Plan” has the meaning set forth in Section 3(37) of ERISA.
     “Net Working Capital” means, as of the Adjustment Time, the aggregate amount of current assets of the Group Companies as of such time minus (x) the aggregate amount of current liabilities of the Group Companies as of such time and (y) (without duplication of (x)) the aggregate amount of all deferred revenue of the Group Companies as of such time, payments due to members of the Group Companies’ group purchasing organization based upon administrative fees received from participating vendors at or prior to such time or any other similar revenue share obligations, in each case determined on a consolidated basis in accordance with Section 2.4(e). Notwithstanding anything to the contrary contained herein, in no event shall “Net Working Capital” include any amount with respect to Cash and Cash Equivalents, Seller

Expenses, Closing Indebtedness or deferred Taxes imposed on, or measured by reference to, income or gain.
     “New Plans” has the meaning set forth in Section 6.9(a).
     “Notice of Claim” means a written notice to the Responsible Party describing a claim for indemnification in reasonable detail and specifying, to the extent practicable, (i) the representation, warranty, covenant or agreement that is alleged to have been inaccurate, to have been breached or to have given rise to indemnification, as applicable, (ii) the basis for such allegation and (iii) if known, the aggregate amount of the Losses for which a claim is being made under ARTICLE IX or, to the extent that such Losses are not known or have not been incurred at the time such claim is made, an estimate, to be prepared in good faith, of the aggregate potential amount of such Losses.
     “Objection” has the meaning set forth in Section 2.4(b)(ii).
     “Objection Notice” has the meaning set forth in Section 2.4(b)(ii).
     “Parties” has the meaning set forth in the introductory paragraph to this Agreement.
     “Pay-off Letters” has the meaning set forth in Section 7.2(g).
     “Permitted Liens” means (i) mechanic’s, materialmen’s, carriers’, repairers’ and other Liens arising or incurred in the ordinary course of business for amounts that are not yet delinquent or are being contested in good faith, (ii) Liens for Taxes, assessments or other governmental charges not yet due and payable as of the Closing Date, are being contested in good faith or for which adequate accruals or reserves have been established, (iii) encumbrances and restrictions on real property (including easements, covenants, conditions, rights of way and similar restrictions) that do not materially interfere with the Group Companies’ present uses or occupancy of such real property, (iv) Liens securing the obligations of the Group Companies under the Credit Facilities, (v) Liens granted to any lender at the Closing in connection with any financing by Buyer of the transactions contemplated hereby, (vi) zoning, building codes and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction over such real property and which are not violated by the current use or occupancy of such real property or the operation of the businesses of the Group Companies, (vii) matters that would be disclosed by an accurate survey or inspection of the real property and (viii) Liens described on Schedule 1.1-B.
     “Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture, association or other similar entity, whether or not a legal entity.
     “Post-Closing Taxable Periods” means any taxable period (or portion thereof) ending after the Closing Date.
     “Pre-Closing Taxable Periods” means any taxable period (or portion thereof) ending on or prior to the Closing Date.

     “Purchase Price” means an amount equal to the sum of (i) $725,000,000, plus (ii) the amount of Cash and Cash Equivalents, plus (iii) the amount (if any) by which Closing Working Capital exceeds Target Working Capital, minus (iv) the amount (if any) by which Target Working Capital exceeds Closing Working Capital, minus (v) the amount of Closing Indebtedness, and minus (vi) the amount of Seller Expenses.
     “Released Claims” has the meaning set forth in Section 10.16.
     “Released Parties” has the meaning set forth in Section 10.16.
     “Required Financial Information” has the meaning set forth in Section 6.10(d).
     “Review Period” has the meaning set forth in Section 2.4(b)(ii).
     “Revolving Facility” has the meaning set forth in Section 2.5(a).
     “Schedules” has the meaning set forth in Section 10.5(a).
     “SEC” means the United States Securities and Exchange Commission.
     “Securities Act” means the Securities Act of 1933.
     “Seller” has the meaning set forth in the introductory paragraph to this Agreement.
     “Seller Equity Election” has the meaning set forth in Section 2.5(b).
     “Seller Expenses” means, without duplication, the collective amount due and payable by the Group Companies for all out of pocket costs and expenses incurred by any Group Company or by or on behalf of Seller (to the extent such amount is not paid prior to the Closing) and, following the Closing, is a liability of any Group Company in connection with the consummation of the transactions contemplated by this Agreement (other than any such costs and expenses incurred by any Group Company pursuant to Section 6.10(d) except for such costs and expenses incurred in preparing the Required Financial Information), including (x) the fees and expenses of legal counsel, financial advisors, accountants and tax advisors to Seller and the Company relating thereto, and (y) any stay bonuses or severance, termination, change in control, retention or similar payments or benefits payable to any employee of a Group Company on account of the entry into this Agreement by the Company or the consummation of the transactions contemplated by this Agreement (other than payments (i) payable, whether prior to, on or after Closing, as a result of Buyer offering, or Buyer causing any Group Company to offer, any such payment or benefit to any employee of a Group Company or (ii) potentially payable following Closing that would be triggered by a termination of employment (A) by a Group Company following the Closing without “cause” (as such term may be defined or any similar term or concept may be defined or contained in any agreement between such employee and any Group Company), or (B) by an employee for “good reason” or “constructive discharge” (as either such term may be defined or any similar term or concept may be defined or contained in any agreement between such employee and any Group Company).

     “Seller Indemnitee” has the meaning set forth in Section 9.2(b).
     “Seller Note” has the meaning set forth in Section 2.5(d).
     “Shares” has the meaning set forth in the recitals to this Agreement.
     “Straddle Period” has the meaning set forth in Section 6.2(c).
     “Straddle Return” has the meaning set forth in Section 6.2(c).
     “Specified Representations” has the meaning set forth in Section 7.2(a).
     “Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be a, or control any, managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.
     “Target Working Capital” means negative $18,310,534.
     “Tax” means any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add on minimum, sales, use, transfer, real property gains, registration, value added, excise, natural resources, severance, stamp, occupation, windfall profits, environmental, customs, duties, real property, personal property, capital stock, social security (or similar), unemployment, disability, payroll, license, employee or other withholding, or other tax, of any kind whatsoever and any interest, penalties or additions to tax in respect of the foregoing (whether disputed or not).
     “Tax Benefits” has the meaning set forth in Section 9.5.
     “Tax Costs” has the meaning set forth in Section 9.5.
     “Tax Reduction” means any Tax refund (including related interest received from the applicable Governmental Entity) or any Tax credit or deduction that results in an actual reduction in cash Taxes actually paid by Buyer, the Company, any of their Subsidiaries, or any of their Affiliates.

     “Tax Returns” means all tax returns, information returns, statements, forms, filings and reports (each, a “Tax Return”).
     “TCP Entities” means, collectively, TowerBrook Investors II, L.P., a Cayman Islands exempted limited partnership, TowerBrook Investors II Executive Fund, L.P., a Cayman Islands exempted limited partnership, TowerBrook Investors III, L.P., a Cayman Islands exempted limited partnership, TowerBrook Investors III (Parallel), L.P., an Alberta limited partnership, and TowerBrook Investors III Executive Fund, L.P., a Cayman Islands exempted limited partnership.
     “Termination Date” has the meaning set forth in Section 8.1(d).
     “Texas Audits” means those audits of BGI’s Texas Franchise Reports by the State of Texas for BGI’s fiscal years 2005 through 2008 (Texas Franchise report years 2006 through 2009) described in Item 5 of Section 3.8(a) of the Schedules.
     “Third Party Claim” has the meaning set forth in Section 9.3(a).
     “Transaction Tax Deductions” means any deductions permitted under applicable Tax Law relating to, or arising from (i) any Seller Expenses and (ii) any fees, expenses, and interest (including amounts treated as interest for income Tax purposes and any breakage fees and accelerated deferred financing fees or debt prepayment fees or capitalized debt costs) incurred by the Company or any of its Subsidiaries with respect to the payment of any Closing Indebtedness, in an aggregate amount not to exceed $5,000,000.
     “Treasury Regulations” means the regulations promulgated under the Code, including any temporary regulations.
     “Unpaid Amount” has the meaning set forth in Section 2.5(a).
ARTICLE II.
PURCHASE AND SALE
          Section 2.1 Purchase and Sale of the Shares. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Buyer will purchase from Seller, and Seller will sell to Buyer, free and clear of all Liens, the Shares in exchange for the Purchase Price, and, subject to Section 2.5, the Deferred Payment Amount. The Purchase Price will be estimated prior to the Closing Date and subject to post-Closing adjustments as provided in Section 2.4.
          Section 2.2 Closing of the Transactions Contemplated by this Agreement. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at (a) 10:00 a.m., New York time, on the fourth (4th) Business Day after satisfaction (or waiver) of the conditions set forth in ARTICLE VII (other than conditions to be satisfied by the delivery of documents or taking of any other action at the Closing by any Party); provided, however, that if the Marketing Period has not ended at the time of the satisfaction or waiver of the conditions set forth in ARTICLE VII (excluding those conditions to be satisfied by the delivery of documents or taking of any other action at the Closing by any Party but subject to the satisfaction or waiver of such conditions at the Closing), the Closing shall occur on the earlier to occur of (i) a date during the Marketing Period specified by Buyer on no less than four (4) Business Days’ notice to Seller and (ii) the first (1st) Business Day immediately following the final day of the Marketing Period at the offices of Willkie Farr & Gallagher LLP, 787 Seventh Avenue, New York, New York 10019; or (b) such other date, time or place as agreed to in writing by the Parties hereto. The date of the Closing is referred to as the “Closing Date.”
          Section 2.3 Deliveries at the Closing.
          (a) Deliveries by Seller. At the Closing, Seller shall deliver to Buyer certificate(s) representing the Shares, duly endorsed in blank or accompanied by stock powers or any other proper instrument of assignment endorsed in blank in proper form for transfer.
          (b) Deliveries by Buyer. At the Closing, Buyer shall:
               (i) pay to Seller an amount equal to the Estimated Purchase Price;
               (ii) pay or contribute to the Company an amount in cash sufficient to, and cause the Company to, pay all Indebtedness outstanding under (A) the Credit Facilities in accordance with the Pay-off Letters and (B) any hedging arrangements or agreements;
               (iii) pay or contribute to the Company an amount in cash sufficient to, and cause the Company to, cause a Group Company to pay all Seller Expenses in accordance with written payment instructions delivered by Seller to Buyer; and
               (iv) execute and deliver to Seller the subscription agreement and registration rights agreement contemplated by Section 2.6, if applicable.
Except as provided in Section 2.6, all payments made by Buyer, or by the Company at the direction of Buyer, pursuant to this Section 2.3(b) shall be made by wire transfer of immediately available funds to the accounts specified in writing by Seller no later than three (3) Business Days prior to the Closing Date.
          (c) Other Deliveries. At the Closing, the closing certificates and other documents required to be delivered pursuant to ARTICLE VII with respect to the Closing will be exchanged.
          Section 2.4 Purchase Price.
          (a) Estimated Purchase Price. No later than five (5) Business Days prior to the Closing, Seller shall deliver to Buyer a statement (the “Estimated Closing Statement”), certified by the Chief Financial Officer of the Company, setting forth its good faith estimates of Cash and Cash Equivalents, Closing Working Capital, Closing Indebtedness and Seller Expenses, together with a calculation of the Purchase Price (the “Estimated Purchase Price”) based on such estimates, together with reasonable supporting detail with respect to Seller’s calculations. Seller shall consult with Buyer regarding the preparation of the Estimated Closing Statement, including any estimates of such amounts. Seller’s calculations shall be accompanied by reasonable supporting detail. Not less than two (2) Business Days prior to the Closing, Buyer shall notify Seller of its good faith objections, if any, to the Estimated Closing Statement. Seller shall consider in good faith Buyer’s objections to the Estimated Closing Statement calculations and shall revise such calculations, if, based on its good faith assessment of Buyer’s comments, such changes are warranted, which revised calculations shall become the applicable Estimated Closing Statement. The Estimated Closing Statement and the determinations and calculations contained therein shall be prepared in accordance with Section 2.4(e). If Seller and Buyer are unable to resolve any dispute with respect to the Estimated Closing Statement, such dispute shall not under any circumstance delay the Closing, and the Cash and Cash Equivalents, Closing Working Capital, Closing Indebtedness and Seller Expenses and Estimated Purchase Price set forth in the Estimated Closing Statement (as modified to reflect the resolution of any objection by Buyer with which Seller has agreed, if any) shall be the Cash and Cash Equivalents, Closing Working Capital, Closing Indebtedness and Seller Expenses and Estimated Purchase Price, as applicable, for the purposes of the Closing.
          (b) Determination of Final Purchase Price.
               (i) As soon as reasonably practicable, but no later than ninety (90) days after the Closing Date, Buyer shall prepare and deliver to Seller a statement (the “Closing Statement”), certified by the Chief Financial Officer of Buyer, setting forth Buyer’s good faith determination of the actual amounts of Cash and Cash Equivalents, Closing Working Capital, Closing Indebtedness and Seller Expenses, together with a calculation of the Purchase Price based thereon. The Closing Statement and the determinations and calculations contained therein shall be prepared in accordance with Section 2.4(e). If the Purchase Price set forth on the Closing Statement as delivered by Buyer exceeds the Estimated Purchase Price by an amount less than or equal to $10,000,000, the Deferred Payment Amount shall be increased by an amount equal to such excess. If the Purchase Price set forth on the Closing Statement as delivered by Buyer exceeds the Estimated Purchase Price by an amount greater than $10,000,000, (x) the Deferred Payment Amount shall be increased by an amount equal to $10,000,000 and (y) Buyer shall, or shall cause a Group Company to, pay to Seller an amount equal to such excess in excess of $10,000,000 by wire transfer of immediately available funds within three (3) Business Days after the receipt of the Closing Statement. The foregoing payment shall in no way act as a waiver of Seller’s right to dispute the preparation or content of the Closing Statement as described in Section 2.4(b)(ii).
               (ii) Within thirty (30) days following receipt by Seller of the Closing Statement (the “Review Period”), Seller shall deliver written notice (an “Objection Notice”) to Buyer of any dispute it has with respect to the preparation or content of the Closing Statement. If Seller does not timely deliver an Objection Notice with respect to the Closing Statement within the Review Period, the Closing Statement and any amount, determination or calculation therein shall be final, conclusive and binding on the Parties. If an Objection Notice is timely delivered within the Review Period, Buyer and Seller shall negotiate in good faith to resolve each dispute raised therein (each, an “Objection”) during the thirty (30) days immediately following the delivery of the Objection Notice (the “Consultation Period”). If Buyer and Seller, notwithstanding such good faith efforts, fail to resolve any Objection within the Consultation Period (each, a “Disputed Objection”), then Buyer and Seller shall jointly engage Ernst &

Young LLP (the “Accounting Firm”) to resolve only the Disputed Objections (acting as an expert and not an arbitrator) in accordance with this Agreement (including Section 2.4(e)) as soon as practicable thereafter (but in any event within thirty (30) days after such engagement of the Accounting Firm). Buyer and Seller shall use reasonable best efforts to cause the Accounting Firm to deliver a written report within such thirty (30) day period containing its calculation of (A) the Disputed Objections (which calculation shall not be a value greater than the greatest value for such Disputed Objection claimed by either party nor smaller than the smallest value for such Disputed Objection claimed by either party) and (ii) the Final Purchase Price (as defined below) as of the Closing Date based upon items not in dispute and the Disputed Objections determined by the Accounting Firm. All Objections that are resolved between the Parties and all Disputed Objections that are determined by the Accounting Firm will be final, conclusive and binding on the Parties. The terms of appointment of the Accounting Firm shall be as agreed upon between Seller and Buyer, and any related costs and expenses of the Accounting Firm shall be borne pro rata between Buyer, on the one hand, and Seller, on the other hand, in proportion to the final allocation made by the Accounting Firm of the Disputed Objections in relation to the claims made by Seller and Buyer, such that the prevailing party pays the lesser proportion of such costs and expenses. Buyer and Seller shall enter into an engagement letter with the Accounting Firm, including customary indemnity and other provisions.
          (c) Access. From and after the date of the delivery of the Closing Statement until the time that the Final Purchase Price is finally determined pursuant to this Section 2.4, Buyer shall, and shall cause each Group Company to, make its contracts, books and records (including financial records), personnel (including accounting personnel of Buyer and each Group Company) and advisors available to Seller, its accountants, counsel, financial advisors and other representatives and the Accounting Firm at reasonable times solely for the purpose of conducting the review by Seller or review by the Accounting Firm, as applicable, of the Closing Statement, and the resolution of any Objections or Disputed Objections with respect to the Closing Statement.
          (d) Adjustments.
               (i) If the Purchase Price as finally determined pursuant to Section 2.4(b) (the “Final Purchase Price”) exceeds the Estimated Purchase Price by an amount less than or equal to $10,000,000, the Deferred Payment Amount shall be increased by an amount equal to such excess (less any increase previously effected pursuant to Section 2.4(b)(i)).
               (ii) If the Final Purchase Price exceeds the Estimated Purchase Price by an amount greater than $10,000,000, (x) the Deferred Payment Amount shall be increased by an amount equal to $10,000,000 (less any increase previously effected pursuant to Section 2.4(b)(i)) and (y) Buyer shall, or shall cause a Group Company to, pay to Seller an amount equal to such excess in excess of $10,000,000 (less any amount already paid pursuant to Section 2.4(b)(i)) by wire transfer of immediately available funds within three (3) Business Days after the date on which the Final Purchase Price is finally determined.
               (iii) If the Final Purchase Price is less than the Estimated Purchase Price in an amount less than or equal to $10,000,000, then Buyer shall offset against the Deferred

Payment Amount an amount equal to such shortfall and the Deferred Payment Amount shall be reduced by an amount equal to such shortfall.
               (iv) If the Final Purchase Price is less than the Estimated Purchase Price in an amount greater than $10,000,000 (x) the Deferred Payment Amount shall be reduced by an amount equal to $10,000,000 and (y) Seller shall pay to Buyer an amount equal to such shortfall in excess of $10,000,000 by wire transfer of immediately available funds within three (3) Business Days after the date on which the Final Purchase Price is finally determined.
          (e) Accounting Procedures. The Estimated Closing Statement, the Closing Statement and the determinations and calculations contained therein shall be prepared and calculated on a consolidated basis for the Group Companies in accordance with this Agreement and GAAP and, to the extent consistent with GAAP, the Accounting Methodology; provided, that such statements, calculations and determinations shall calculate any reserves, accruals or other non-cash expense items on a pro rata (as opposed to monthly accrual) basis to account for a Closing that occurs on any date other than the last day of a calendar month.
          Section 2.5 Deferred Payment.
          (a) Payment Date. On January 4, 2012 (the “Deferred Payment Date”), the Deferred Payment Amount shall be due and payable in cash, by wire transfer of immediately available funds from Buyer to the account specified in writing by Seller no later than three (3) Business Days prior to the Deferred Payment Date, to the extent permitted by Section 2.5(f). To the extent necessary to be sufficient to pay the Deferred Payment Amount in full on the Deferred Payment Date and available under Buyer’s revolving credit facility under the senior secured credit agreement entered into in connection with the Financing (the “Revolving Facility”), Buyer shall borrow all amounts available as of the Deferred Payment Date under the Revolving Facility (such amounts, the “Deferred Payment Funds”). To the extent that, as of the Deferred Payment Date, the Deferred Payment Amount cannot be paid in full pursuant to the terms hereof, on the Deferred Payment Date, Buyer shall pay to Seller the maximum amount of the Deferred Payment Amount that can be paid as of such date pursuant to the terms hereof. Any portion of the Deferred Payment Amount that is unpaid after giving effect to the immediately preceding sentence is referred to herein as the “Unpaid Amount.” The obligation to pay the Deferred Payment Amount pursuant to this Agreement shall be a joint and several obligation of Buyer and its Subsidiaries that are guarantors of Buyer’s obligations in respect of the senior secured credit agreement entered into in connection with the Financing (such subsidiaries, the “Guarantors”), including, from and after the Closing, the Group Companies. On or prior to the Closing, Buyer shall cause each such Guarantor to execute a joinder agreement reasonably satisfactory to Seller (each, a “Joinder”) pursuant to which it shall become jointly and severally liable for the obligations of Buyer pursuant to this Section 2.5.
          (b) Voluntary Prepayment. To the extent permitted by Section 2.5(f), Buyer may, at any time or from time to time voluntarily prepay the Deferred Payment Amount in whole or in part without premium or penalty one (1) Business Day after written notice thereof is delivered to Seller.

          (c) Mandatory Prepayment. To the extent permitted by Section 2.5(f), if a Mandatory Prepayment Event occurs, the Deferred Payment Amount shall become due and payable to the extent set forth in Section 1.3(b)(ii), (v) or (vi) of the Seller Note.
          (d) Promissory Note. Immediately following the Deferred Payment Date, the Buyer shall issue to Seller, and Seller shall accept, a promissory note evidencing the Unpaid Amount in substantially the form attached hereto as Exhibit A (the “Seller Note”).
          (e) Offset. References to the terms “Deferred Payment Amount” and “Unpaid Amount” contained in this Section 2.5 shall exclude an amount equal to Losses, or estimate thereof, with respect to which a Buyer Indemnitee has delivered a Notice of Claim to Seller pursuant to Section 10.2 until such Notice of Claim is resolved; provided, that, to the extent that Buyer shall have sufficient available liquidity or availability pursuant to the Revolving Facility to pay such disputed Losses as if they had been part of the Deferred Payment Amount, as determined in accordance with Section 2.5(a), on the Deferred Payment Date, Buyer shall deposit an amount equal to such disputed Losses with a third party escrow agent pursuant to an escrow agreement which the parties agree to negotiate in good faith and complete as soon as reasonably practicable after the date hereof.
          (f) Restricted Payments. Notwithstanding anything contained herein to the contrary, none of Buyer nor any Guarantor shall be required or permitted to make any payment pursuant to Section 2.5(a), (b) or (c) to the extent such payment would be prohibited by the terms and conditions of the definitive agreements entered into on the Closing Date in connection with the Financing to the extent such terms and conditions are not more restrictive than such terms and conditions with respect thereto set forth in the Financing Commitments (as in effect on the date hereof and without giving effect to any change resulting from the exercise of any flex provision).
          Section 2.6 Buyer Equity Cure Option. Buyer shall notify Seller in writing not less than ten (10) Business Days prior to the expected Closing Date if it is likely to be unable to satisfy the obligations set forth in Section 2.3(b)(i) in full and in cash at the Closing due to a failure of any condition set forth in paragraph 11 of Exhibit D of the Financing Commitments, in which case Seller shall, to the extent the actions contemplated by this Section 2.6 would cure any Financing Failure that would otherwise occur, have the option (to be exercised in Seller’s absolute and sole discretion not less than five (5) Business Days prior to the expected closing), to require Buyer to reduce (a) the amount of the Financing by up to $75 million from the maximum committed amounts pursuant to the Financing Commitments in order to cause such condition to be satisfied (the amount of such reduction, the “Reduction Amount”) and (b) Buyer’s obligation pursuant to Section 2.3(b)(i) to pay the Estimated Purchase Price by the Reduction Amount, in which case, in lieu of payment in cash of the Reduction Amount, Buyer shall issue to Seller the Buyer Common Shares (collectively, the “Equity Cure Option”); provided, that, Seller shall be required to elect the Equity Cure Option pursuant to this Section 2.6, in such amount as would result in the satisfaction of the condition set forth in paragraph 11 of Exhibit D of the Financing Commitments, to the extent a Financing Failure would occur as a result of a Required Financial Information Restatement resulting in a decrease in EBITDA of more than $1,000,000 but less than $5,000,000, adjusted to exclude the effect of adjustments to reserves in respect of returns or deferred revenue solely as a result of accounting in respect of returns; provided, however, that, Buyer may in its sole and absolute discretion satisfy the obligations set forth in Section 2.3(b)(i) in full and in cash at the Closing, regardless of whether such cash is obtained through alternative debt or equity financing, in lieu of the Equity Cure Option. If Seller elects the Equity Cure Option pursuant to this Section 2.6, at the Closing, Buyer and Seller shall enter into (x) a subscription agreement pursuant to which Buyer shall make customary representations and warranties with respect to (1) the due authorization, valid issuance and non-assessability of the Buyer Common Stock issued pursuant to the Equity Cure Option, (2) the capitalization of Buyer, and (3) Buyer’s forms, reports, schedules, statements and other documents required to be filed by Buyer with the SEC since January 1, 2007 (“Buyer’s SEC Reports”) to survive until October 31, 2011) and (y) a customary registration rights agreement providing Seller, among other things, no more than one (1) demand registration rights and unlimited piggyback registration rights, which agreements the parties agree to negotiate in good faith and complete as soon as reasonably practicable after the date hereof. Seller’s right to or decision to elect (or not elect) the Equity Cure Option shall not limit, abrogate or otherwise modify any right or remedy of Seller pursuant to this Agreement to the extent otherwise available. Seller shall not be entitled to elect the Equity Cure Option unless any applicable waiting period under the HSR Act relating to such acquisition of Buyer Common Shares by Seller shall have expired or been terminated.
ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     Except as set forth in the Schedules, subject to Section 10.6, delivered by the Company to Buyer contemporaneously with the execution of this Agreement, the Company hereby represents and warrants to Buyer as follows as of the date hereof and as of the Closing Date,
          Section 3.1 Organization and Qualification; Subsidiaries.
          (a) Each Group Company is a corporation, limited liability company, limited partnership or other applicable business entity duly organized, validly existing and in good standing (if applicable) under the Laws of its jurisdiction of formation. Each Group Company has the requisite corporate, limited liability company, limited partnership or other applicable business entity power and authority to own, lease and operate its properties and to carry on its businesses as presently conducted, in every case, in all material respects.
          (b) Each Group Company is duly qualified or licensed to transact business and is in good standing (if applicable) in each jurisdiction in which the property and assets owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not reasonably be expected to have a Company Material Adverse Effect.
          Section 3.2 Capitalization of the Group Companies.
          (a) The Shares comprise all of the Company’s authorized capital stock that are issued and outstanding, and the Shares have been duly authorized and validly issued and are fully paid and non-assessable. There are outstanding (i) no other equity securities of the

Company, (ii) no securities of the Company convertible into or exchangeable for, at any time, equity securities of the Company, and (iii) no options or other rights to acquire from the Company and no obligations of the Company to issue, any equity securities or securities convertible into or exchangeable for equity securities of the Company.
          (b) No Group Company directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, at any time, any equity or similar interest in, any Person. Schedule 3.2 sets forth the name, owner, jurisdiction of formation or organization (as applicable) and percentages of outstanding equity securities owned, directly or indirectly, by each Group Company, with respect to each Person of which such Group Company owns, directly or indirectly, any equity or equity related securities. All outstanding equity securities of each Subsidiary of the Company (except to the extent such concepts are not applicable under the applicable Law of such Subsidiary’s jurisdiction of formation or other applicable Law) have been duly authorized and validly issued, are free and clear of any preemptive rights (other than such rights as may be held by any Group Company), restrictions on transfer (other than restrictions under applicable federal, state and other securities Laws), or Liens (other than Permitted Liens) and are owned, beneficially and of record, by another Group Company. There are no outstanding (i) equity securities of any Subsidiary of the Company, (ii) securities of any Subsidiary of the Company convertible into or exchangeable for, at any time, equity securities of any Subsidiary of the Company or (iii) options or other rights to acquire from any Subsidiary of the Company, and no obligation of any Subsidiary of the Company to issue any equity securities or securities convertible into or exchangeable for, at any time, equity securities of any Subsidiary of the Company.
          Section 3.3 Authority. The Company has the requisite corporate power and authority to execute and deliver this Agreement and each other agreement, document, instrument and/or certificate contemplated by this Agreement to be executed in connection with the transactions contemplated hereby (the “Ancillary Documents”) and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each Ancillary Document to which the Company is a party and the consummation of the transactions contemplated hereby and thereby have been (and such Ancillary Documents to which the Company is a party will be) duly authorized by all necessary corporate action on the part of the Company. This Agreement has been (and the Ancillary Documents to which the Company is a party will be) duly executed and delivered by the Company and constitute (and will constitute) a valid, legal and binding agreement of the Company (assuming that this Agreement has been and the Ancillary Documents to which the Company is a party will be duly and validly authorized, executed and delivered by Buyer), enforceable against the Company in accordance with their terms, except (i) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally and (ii) that the availability of equitable remedies, including, specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought.
          Section 3.4 Financial Statements. Attached hereto as Schedule 3.4 are true and complete copies of the following financial statements (such financial statements, the “Financial Statements”):

          (a) the audited consolidated balance sheet of the BGI as of December 31, 2008, and the related audited consolidated statements of operations and cash flows for the fiscal year then ended;
          (b) the audited consolidated balance sheet of the BGI as of December 31, 2009 (the “Latest Balance Sheet”), and the related audited consolidated statements of operations and cash flows for the fiscal year then ended; and
          (c) the unaudited consolidated balance sheet of the BGI as of June 30, 2010 (the “Most Recent Balance Sheet”), and the related unaudited consolidated statements of operations and cash flows for the six (6) month period then ended and for the prior year six (6) month period.
The Financial Statements (i) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, except as may be indicated in the notes thereto or required by changes in GAAP and subject, in the case of unaudited Financial Statements, to the absence of footnotes and normal year end adjustments, and (ii) fairly present, in all material respects, the consolidated financial position of the Group Companies as of the dates thereof and their consolidated results of operations for the periods then ended (subject, in the case of unaudited Financial Statements, to the absence of footnotes and normal year end adjustments). The Company has established a system of internal accounting controls sufficient in all material respects to provide reasonable assurance that: (A) transactions are executed in accordance with management’s general or specific authorizations; (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (C) access to assets is permitted only in accordance with management’s general or specific authorization; and (D) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.
          Section 3.5 Consents and Approvals; No Violations. Assuming the truth and accuracy of the representations and warranties of Buyer set forth in Section 5.3, no material notice to, filing with, or authorization, consent or approval of any Person or Governmental Entity is necessary for the execution, delivery or performance by any Group Company of this Agreement or the Ancillary Documents to which such Group Company is a party or the consummation by the Company of the transactions contemplated hereby, except for compliance with and filings under the HSR Act and notices, filings, authorizations, consents or approvals, the failure of which to be obtained or made would not reasonably be expected to have a material and adverse effect on the Group Companies, taken as a whole. Neither the execution, delivery or performance by the Company of this Agreement or the Ancillary Documents to which the Company is a party nor the consummation by the Company of the transactions contemplated hereby will (a) conflict with or result in any breach of any provision of any Group Company’s Governing Documents, (b) result in a violation or breach of, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or right of first refusal or offer or other similar rights) under any of the terms, conditions or provisions of any Material Contract, Material Real Property Lease or Material Permit, (c) violate any Law, writ, injunction or decree of any Governmental

Entity having jurisdiction over any Group Company or any of their respective properties or assets or (d) except as contemplated by this Agreement or with respect to Permitted Liens, result in the creation of any Lien upon any of the assets of any Group Company, which in the case of any of clauses (b) through (d) above, would reasonably be expected to have a Company Material Adverse Effect.
          Section 3.6 Material Contracts.
          (a) Except for this Agreement and except for any Material Real Property Lease, as of the date hereof, no Group Company is a party to or bound by any:
               (i) contract with any officer, individual employee or independent contractor on a full time, part time, consulting or other basis providing annual compensation in excess of $250,000 (other than any “at will” contract that may be terminated by any Group Company upon thirty (30) days or less advance notice), including contracts with respect to employment, severance, separation, change in control, retention or similar arrangements for the provision of services to the Company on a full or part time basis;
               (ii) agreement or indenture relating to Indebtedness or undrawn letters of credit;
               (iii) lease or agreement under which any Group Company is lessee of or holds or operates any tangible property (other than real property), owned by any other Person, except for any lease or agreement under which the aggregate annual rental payments do not exceed $250,000;
               (iv) lease or agreement under which any Group Company is lessor of or permits any third party to hold or operate any tangible property (other than real property), owned or controlled by the Company, except for any lease or agreement under which the aggregate annual rental payments do not exceed $250,000;
               (v) contract or agreement with any Material Customer or Material Vendor providing for payments during the period between July 1, 2009 and June 30, 2010 in excess of $250,000;
               (vi) partnership agreements and joint venture agreements relating to the Group Companies;
               (vii) agreement containing covenants that restrict or prohibit the business activity of any Group Company, including most favored nations or most favored customer provisions, geographic restrictions and non-competition and non-solicitation covenants (other than employee non-solicitation covenants), exclusive distribution and marketing arrangements and exclusive licenses (other than limited source GPO contracts entered into in the ordinary course of business, consistent with past practices);
               (viii) material agreement pertaining to any Group Company IP Right;

               (ix) collective bargaining agreement, labor contract or other written agreement or arrangement with any labor union or any employee organization;
               (x) contract relating to the future disposition or acquisition of material assets by any Group Company, or any future merger or business combination with respect to any Group Company, other than dispositions or acquisitions of assets from vendors, suppliers or customers in the ordinary course of business consistent with past practices;
               (xi) contract that provides for contingent payments by or to any Group Company of more than $250,000 in the aggregate during the period between July 1, 2009 and June 30, 2010, including payments contingent upon the satisfaction of specified performance measures (other than contracts with customers, vendors or suppliers entered into in the ordinary course of business, consistent with past practices);
               (xii) contract or agreement under which, to the knowledge of the Company, the other party is a department or agency of a Governmental Entity, including the secretary, administrator, or other official thereof, or is any program operated by a Governmental Entity; or
               (xiii) other contract that (i) involves (A) the expenditure or payment by a Group Company of more than $250,000 in the aggregate during the period between July 1, 2009 and June 30, 2010 and (B) is not terminable by the Company without penalty on notice of ninety (90) days or less and (ii) the performance of which will extend over a period of more than one (1) year;
(contracts of agreements of the types specified in clause (i) — (xiii) above, whether in effect as of the date hereof or thereafter, the “Material Contracts”).
          (b) Each Material Contract is valid and binding on the applicable Group Company and enforceable in accordance with its terms against such Group Company and, to the knowledge of the Company, as of the date hereof, each other party thereto, in each case in all material respects (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity). Each Group Company and, to the knowledge of the Company, each counterparty to a Material Contract has performed all obligations required to be performed by it in all material respects under each Material Contract. There exists no event, condition or occurrence which, after notice or lapse of time, or both, would constitute a material default by a Group Company or, to the knowledge of the Company, by a counterparty to a Material Contract, under any Material Contract. Since August 16, 2008, no Group Company has received written notice of any default under any Material Contract. The Company has delivered to Buyer true, correct and complete copies of all of the Material Contracts, together with all amendments, modifications or supplements thereto.
          Section 3.7 Material Customers. Schedule 3.7 sets forth (i) the twenty-five (25) largest customers of the Group Companies by revenue for the twelve-month period ended on June 30, 2010 (each, a “Material Customer”) and (ii) each of the twenty-five (25) largest vendors to the group purchasing organization of the Group Companies by net administrative fee revenue to the Company for the twelve-month period ended on June 30, 2010 (each such vendor, a “Material Vendor”). Since July 1, 2009, no Material Customer or Material Vendor has terminated or materially and adversely changed its relationship with any Group Company nor has any Group Company received written notification that any Material Customer or Material Vendor intends to terminate or materially and adversely change such relationship. There are no pending or, to the knowledge of the Company, threatened material disputes between any Group Company and any Material Customer or Material Vendor.
          Section 3.8 Absence of Changes and Undisclosed Liabilities.
          (a) Since the date of the Latest Balance Sheet (i) no Group Company has suffered any change, development, circumstance, event or fact that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect and (ii) no Group Company has taken any action that would be prohibited by Section 6.1 if it were taken after the date of this Agreement and prior to the Closing. No Group Company has any liability or obligation of any kind whatsoever in existence, whether accrued, contingent, absolute, determined, determinable or otherwise except for liabilities and obligations (1) set forth on the face of the Latest Balance Sheet or the Most Recent Balance Sheet or disclosed in the notes thereto, as applicable, (2) that have arisen since the date of the Latest Balance Sheet or the Most Recent Balance Sheet, as applicable, in the ordinary course of business consistent with past practices, (3) which have not and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or (4) set forth on Schedule 3.8(a).
          (b) No Group Company has any outstanding Indebtedness.
          Section 3.9 Litigation. (i) There is no material Claim pending or, to the Company’s knowledge, threatened against any Group Company or, to the Company’s knowledge, any of their respective Affiliates, officers, directors, employees, representatives or agents acting in their capacity on behalf of any Group Company before any Governmental Entity and (ii) no Group Company or any of their respective Affiliates, officers, directors, employees, representatives or agents acting in his or her capacity on behalf of any Group Company is subject to any material outstanding Claim, order, writ, injunction or decree.
          Section 3.10 Compliance with Applicable Law. The Group Companies hold all permits, licenses, approvals, certificates and other authorizations of and from all, and have made all declarations and filings with, Governmental Entities necessary for the lawful conduct of their respective businesses as presently conducted except where the failure to hold such permits, licenses, approvals, certificates and other authorizations or the failure to make such declarations and filings would not reasonably be expected to have a material and adverse effect on the Group Companies, taken as a whole (the “Material Permits”). No Group Company is in material default or violation of any Material Permit to which it is a party. As of the date hereof, no proceeding is pending or, to the knowledge of the Company, threatened to revoke, suspend, cancel or adversely modify any Material Permit. The business of the Group Companies is and has been operated in compliance with all applicable Laws, decrees, policies and guidelines of all Governmental Entities except for such failures in compliance which have not had and would not reasonably be expected to have a material and adverse effect on the Group Companies, taken as a whole.

          Section 3.11 Employee Plans.
          (a) Schedule 3.11(a) lists all material Employee Benefit Plans.
          (b) No Employee Benefit Plan (i) is either a Multiemployer Plan or a plan that is subject to Title IV of ERISA, and no Group Company or, to the Company’s knowledge, any ERISA Affiliate, has withdrawn at any time within the preceding six (6) years from any Multiemployer Plan or incurred any withdrawal liability which remains unsatisfied, or (ii) provides health, medical or life insurance benefits to former employees of any Group Company other than health continuation coverage pursuant to COBRA.
          (c) Each Employee Benefit Plan has been maintained and administered, in each case, in all material respects in compliance with its terms and with the applicable requirements of ERISA, the Code and any other applicable Laws. Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service or is the subject of a favorable opinion letter from the Internal Revenue Service on the form of such Employee Benefit Plan and, to the Company’s knowledge, there are no facts or circumstances that would be reasonably likely to adversely affect the qualified status of any such Employee Benefit Plan in any material respect.
          (d) No material liability under Title IV of ERISA has been or, to the Company’s knowledge, is reasonably expected to be incurred by any Group Company, in each case, with respect to any Employee Benefit Plan.
          (e) No Group Company has engaged in any transaction with respect to any Employee Benefit Plan that would be reasonably likely to subject any Group Company to any material Tax or penalty (civil or otherwise) imposed by ERISA, the Code or other applicable Law.
          (f) With respect to each material Employee Benefit Plan, the Company has made available to Buyer copies, to the extent applicable, of (i) the plan and trust documents and the most recent summary plan description, (ii) the most recent annual report (Form 5500 series), (iii) the most recent financial statements, (iv) the most recent Internal Revenue Service determination or opinion letter and (v) any material associated administrative agreements or insurance policies.
          (g) No amount that could be received (whether in cash or property or the vesting of property), solely as a result of the consummation of the transactions contemplated by this Agreement, by any employee, director or other service provider of any of the Group Companies under any Employee Benefit Plan otherwise or would be subject to an excise tax under Section 4999 of the Code.
          (h) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any material payment becoming due, or increase the amount of any compensation or benefits due, to any current or former employee of any Group Company under any Employee Benefit Plan in any material respect; (ii) increase any material benefits otherwise payable under any Employee Benefit Plan;

or (iii) result in the acceleration of the time of payment or vesting of any such compensation or benefits.
          (i) There are no liabilities relating to unfunded obligations with respect to defined benefit retirement and supplemental benefit plans of any Group Company.
          Section 3.12 Environmental Matters. Except as has not had and would not reasonably be expected to have a Company Material Adverse Effect: (a) since August 16, 2008, the Group Companies are and have been in compliance with all Environmental Laws; (b) without limiting the generality of the foregoing, the Group Companies hold and are in compliance with all permits, licenses and other authorizations that are required pursuant to Environmental Laws; and (c) no Group Company has received any currently unresolved written notice of any violation of, or liability (including any investigatory, corrective or remedial obligation) under any Environmental Laws.
          Section 3.13 Intellectual Property. The Group Companies own, license or otherwise have a right to use, free and clear of all Liens except for Permitted Liens, the Intellectual Property Rights material to the conduct of the business of the Group Companies as currently conducted (collectively, the “Group Company IP Rights”). Schedule 3.13 sets forth a list of (a) material patents or registrations of Group Company IP Rights owned by any Group Company and (b) material patent applications or applications for the registration of Group Company IP Rights owned by any Group Company. Except as set forth on Schedule 3.13, (x) there is not pending against any Group Company any claim by any third party contesting the use or ownership of any material Group Company IP Right owned or used by such Group Company, or alleging that any Group Company is infringing any Intellectual Property Rights of a third party in any material respect, and (y) there are no claims pending that have been brought by any Group Company against any third party alleging infringement in any material respect of any material Intellectual Property Rights owned by such Group Company. The conduct of the business of the Group Companies as currently conducted does not infringe any Intellectual Property Rights of any third party in any material respect and no third party is infringing any Group Company IP Rights in any material respect. Except as set forth on Schedule 3.13, the Group Companies own all right, title and interest in and to all software, databases, programs, platforms and applications owned or purported to be owned by the Group Companies and material to the conduct of the business of the Group Companies (collectively, “Company Software”). None of the Company Software is subject to any “copyleft” or other obligation or condition (including any obligation or condition under any “open source” license such as the GNU Public License, Lesser GNU Public License or Mozilla Public License) that conditions the use or distribution of such Company Software on the disclosure, licensing or distribution of any source code for any portion of such Company Software. The Group Companies have taken all commercially reasonable steps to maintain the confidentiality of their material trade secrets (including the source code for the Company Software), and to the Company’s knowledge, no such trade secrets have been disclosed to any third party except pursuant to written confidentiality obligations.

          Section 3.14 Labor Matters.
          (a) No Group Company has entered into or is otherwise subject to any collective bargaining agreement with respect to its employees.
          (b) There is no material labor strike, labor dispute, or work stoppage or lockout pending or, to the Company’s knowledge, threatened in writing against or affecting any Group Company.
          (c) To the Company’s knowledge, as of the date of this Agreement, no union organization campaign is in progress with respect to any employees of any Group.
          (d) There is no material unfair labor practice, charge, arbitration or complaint pending against any Group Company.
          (e) Since August 16, 2008, no Group Company has engaged in any location closing or employee layoff activities that resulted in liability to any Group Company under the Worker Adjustment Retraining and Notification Act of 1988 or any similar state or local plant closing or mass layoff statute, rule or regulation and has not been satisfied.
          (f) Each Group Company is in compliance in all material respects with all applicable Laws relating to employment of labor, including all such Laws relating to wages, hours, employment discrimination, safety and health, workers’ compensation, pay equity, and classification of employees.
          Section 3.15 Insurance. Schedule 3.15 contains a list of all material policies of fire, liability, workers’ compensation, property, casualty and other forms of insurance owned or held by the Group Companies as of the date of this Agreement. Except as has not had and would not reasonably be expected to have a material and adverse effect on the Group Companies, taken as a whole, all such policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the Closing Date will have been paid, and no notice of cancellation or termination has been received by any Group Company with respect to any such policy. Except as set forth on Schedule 3.15, (a) no Group Company has made any claim for an amount in excess of $25,000 under any such policy since August 16, 2008 with respect to which an insurer has, in a written notice to a Group Company, questioned, denied or disputed or otherwise reserved its rights with respect to coverage nor is there any such pending claim (regardless of when made) and (b) no insurer has threatened in writing to cancel any such policy.
          Section 3.16 Tax Matters.
          (a) Each Group Company has prepared and duly filed all material Tax Returns required to be filed with respect to any Group Company and all Tax Returns filed with respect to each of the Group Companies are true and correct in all material respects;
          (b) Each Group Company has fully and timely paid all material Taxes, whether or not shown to be due on the Tax Returns referred to in Section 3.16(a);

          (c) no Group Company is currently the subject of a material Tax audit, proceeding, suit or examination;
          (d) no Group Company has consented in writing to extend the time, or is the beneficiary of any extension of time, in which any material Tax may be assessed or collected by any taxing authority;
          (e) no Group Company has received from any taxing authority any material written notice of assessment, proposed adjustment, deficiency, underpayment of Taxes or any other such written notice which has not been satisfied by payment or been withdrawn;
          (f) no claim has been made by any taxing authority in a jurisdiction where any Group Company does not file Tax Returns that any such Group Company is or may be subject to material taxation by that jurisdiction;
          (g) neither the Company nor any of its Subsidiaries has constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of shares qualifying for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with this acquisition;
          (h) no Group Company will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date; (iii) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date;
               (i) no Group Company is a party to or bound by any tax allocation or sharing agreement; and
          (i) no Group Company has participated in any “listed transaction” or, to the knowledge of the Company, any “reportable transaction,” in each case within the meaning of Section 6011 of the Code and the Treasury Regulations thereunder.
     This Section 3.16 (and, to the extent related to Taxes, Section 3.8(a)(ii), Section 3.9 and Section 3.11), constitutes the exclusive representations and warranties of the Company with respect to Taxes. No representation or warranty contained in this Section 3.16 (other than Section 3.16(h) and Section 3.16(i) shall be deemed to apply directly or indirectly with respect to any taxable period (or portion thereof) ending after the Closing Date.

          Section 3.17 Brokers. No broker, finder, financial advisor or investment banker (other than one whose fees shall be included in the Seller Expenses) is entitled to any broker’s, finder’s, financial advisor’s, investment banker’s fee or commission or similar payment in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any Group Company.
          Section 3.18 Real and Personal Property.
          (a) Real Property. No Group Company owns any real property. Schedule 3.18(a) sets forth a list of all leases (each, a “Material Real Property Lease”) of real property (such real property, the “Leased Real Property”) pursuant to which any Group Company is a tenant, except for any lease or agreement pursuant to which any Group Company holds Leased Real Property for which the aggregate remaining payments thereunder do not exceed $50,000. Each Material Real Property Lease is valid and binding on the applicable Group Company and enforceable in accordance with its terms against such Group Company and, to the knowledge of the Company, each other party thereto, in each case, in all material respects (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity). Each of the Group Companies, and, to the Company’s knowledge, each of the other parties thereto, has performed all obligations required to be performed by it in all material respects under each Material Real Property Lease. To the knowledge of the Company, there exists no event, condition or occurrence which, after notice or lapse of time, or both, would constitute a material default by a Group Company or by a counterparty to a Material Real Property Lease, under any Material Real Property Lease. There are (i) no material written or, to the knowledge of the Company, material oral subleases, concessions or other contracts granting to any Person other than a Group Company the right to use or occupy any Leased Real Property and (ii) no outstanding options or rights of first refusal to purchase all or a portion of such properties.
          (b) Personal Property. The Group Companies collectively own or hold under valid leases all machinery, equipment and other personal property (excluding, for the avoidance of doubt, Intellectual Property Rights) necessary for the conduct of their businesses as currently conducted, subject to no Lien except for Liens identified on Schedule 3.18(b) and Permitted Liens, except where a failure to own or hold such leases would not be reasonably expected to have a material and adverse effect on the Group Companies, taken as a whole.
          Section 3.19 Transactions with Affiliates. Except for employment relationships and compensation and benefits in the ordinary course of business and consistent with past practices, there are no contracts or arrangements between any Group Company, on the one hand, and Affiliates of the Company (other than any Group Company or any employee of any Group Company who is not an officer of any Group Company), on the other hand. None of the Group Companies or, to the knowledge of the Company, their respective Affiliates, directors or officers (i) possesses, directly or indirectly, any material financial interest in, or is a director or officer or employee of, any Person (other than any Group Company) which is a material client, supplier, customer, lessor or lessee of any Group Company or (ii) owns any material property right, tangible or intangible, which is used by a Group Company in the conduct of its business.

Ownership of two (2) percent or less of any class of securities of a company whose securities are registered under the Exchange Act shall not be deemed to be a financial interest for purposes of this Section 3.19.
          Section 3.20 Regulatory Matters.
          (a) Except as would not have and would not reasonably be expected to have a Company Material Adverse Effect, each of the Group Companies, and their Affiliates, directors, officers, managers, employees, and agents of any of the Group Companies has acted in compliance with requirements of, all Laws relating to healthcare regulatory matters (collectively, “Healthcare Regulatory Laws”) including: (i) Title XVIII of the Social Security Act, 42 U.S.C. §§ 1395-1395kkk (the Medicare statute), including specifically, the Ethics in Patient Referrals Act, 42 U.S.C. § 1395nn; (ii) Title XIX of the Social Security Act, 42 U.S.C. §§ 1396-1396w-5 (the Medicaid statute); (iii) TRICARE, 10 U.S.C. § 1071 et seq.; (iv) the Federal Health Care Program Anti-Kickback Statute, 42 U.S.C. §§ 1320a-7b(b); (v) the False Claims Act, 31 U.S.C. §§ 3729-3733; (vi) the Program Fraud Civil Remedies Act, 31 U.S.C. §§ 3801-3812; (vii) the Civil Monetary Penalties Law, 42 U.S.C. §§ 1320a-7a and 1320a-7b; (viii) the Exclusion Laws, 42 U.S.C. § 1320a-7; (ix) the Health Insurance Portability and Accountability Act of 1996, Pub. L. 104-191; (x) the group purchasing organization (“GPO”) safe harbor to Federal Health Care Program Anti-Kickback Statute, as set forth in 42 C.F.R.1001.952 (j) and related agency guidance; (xi) the discount safe harbor to the Federal Health Care Program Anti-Kickback Statute, as set forth in 42 C.F.R.1001.952(h) and any related agency guidance; and (xii) any applicable federal, state or local statute, regulation or order applicable to fraud and abuse, recordkeeping, referrals, network access, disclosure of discounts, privacy and security.
          (b) None of the Group Companies, nor (in connection with any services rendered by or on behalf of the Group Companies) any of their respective Affiliates, directors, officers, managers, employees, or, to the Company’s knowledge, contractors, or agents acting on their behalf:
               (i) is or has been convicted of or charged or threatened with prosecution or are under investigation by a Governmental Authority for any violation of a Healthcare Regulatory Law including any Law applicable to a health care program defined in 42 U.S.C. § 1320a- 7b(f)) (“Federal Health Care Programs”);
               (ii) is or has been convicted of, charged with, or investigated for any violation of Law related to fraud, theft, embezzlement, breach of fiduciary responsibility, financial misconduct, obstruction of an investigation, or manufacture, storage, distribution or sale of controlled substances;
               (iii) is excluded, suspended or debarred from, or has ever been excluded, suspended or debarred from, participation, or are otherwise ineligible to participate, in any Federal Health Care Program, any federal, state, or local governmental procurement or non-procurement program, or any other federal or state government program or activity; or
               (iv) has committed any violation of Law that is reasonably expected to serve as the basis for any such exclusion, suspension, debarment or other ineligibility.

          (c) There is no material Claim pending, or to the knowledge of the Company, threatened by any Governmental Agency with respect to or involving any alleged violation by any Group Company or any of its Affiliates, directors, officers, managers, employees, or to the knowledge of the Company, contractors or agents of any Healthcare Regulatory Law.
          (d) In connection with health regulatory matters, the Group Companies hold all material permits, licenses, grants, accreditations, qualifications, rights, exceptions, consents, approvals, certificates and other authorizations of and from all, and have made all declarations and filings with, Governmental Entities necessary for the lawful conduct of their respective businesses as presently conducted (the “Material Health Regulatory Permits”). All Material Health Regulatory Permits are in full force and effect in all material respects, and no Group Company is in material default or violation of any Material Health Regulatory Permit to which it is a party. No proceeding is pending or, to the knowledge of the Company, threatened to limit, condition, revoke, suspend, cancel or adversely modify any Material Health Regulatory Permit. None of the Group Companies, nor any director, officer, employee, agent, and to the knowledge of the Group Companies, contractor of the Group Companies failed to comply with any Material Health Regulatory Permits, except for any such failures to comply that, individually or in the aggregate, has not had and could not reasonably be expected to have a material and adverse effect on the Group Companies, taken as a whole.
          (e) This Section 3.20 (together with Section 3.9 to the extent related to Healthcare Regulatory Laws) constitutes the exclusive representations and warranties of the Company with respect to Healthcare Regulatory Laws and other health regulatory matters.
          Section 3.21 Holding Company. The Company does not have any liabilities or assets (other than its ownership of its Subsidiaries) or any employees and has not engaged in any business activities or conducted any operations since its formation other than (i) in connection with the acquisition of BGI or (ii) as a parent guarantor under the Company’s senior credit agreement and the predecessor for such agreement.
ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF SELLER
     Except as set forth in the Schedules delivered by Seller to Buyer contemporaneously with the execution of this Agreement, Seller hereby represents and warrants to Buyer as follows:
          Section 4.1 Authority. Seller has the requisite limited liability company power and authority to execute and deliver this Agreement and each of the Ancillary Documents to which Seller is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Documents to which Seller is a party and the consummation of the transactions contemplated hereby and thereby have been (and such Ancillary Documents to which Seller is a party will be) duly authorized by all necessary limited liability company action on the part of Seller. This Agreement has been (and the Ancillary Documents to which Seller is a party will be) duly executed and delivered by Seller and constitute a valid, legal and binding agreements of Seller (assuming that this Agreement has been and the Ancillary Documents to which Seller is a party will be duly and validly authorized, executed and delivered by Buyer), enforceable against Seller in accordance with their terms, except (i) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally and (ii) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought.
          Section 4.2 Consents and Approvals; No Violations. Assuming the truth and accuracy of the representations and warranties of Buyer set forth in Section 5.3, no notices to, filings with, or authorizations, consents or approvals of any Governmental Entity are necessary for the execution, delivery or performance by Seller of this Agreement or the Ancillary Documents to which Seller is a party or the consummation by Seller of the transactions contemplated hereby, except for compliance with and filings under the HSR Act and notice, filing, authorization, consent or approval, the failure of which to be obtained or made would not have a material adverse effect on Seller’s ownership of the Shares (or Buyer’s ownership of the Shares following the Closing), or otherwise prevent or materially delay the consummation of the transactions contemplated hereby. Neither the execution, delivery and performance by Seller of this Agreement or the Ancillary Documents to which Seller is a party nor the consummation by Seller of the transactions contemplated hereby will (a) conflict with or result in any breach of any provision of Seller’s Governing Documents, (b) result in a violation or breach of, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any material agreement to which Seller is a party or (c) violate any Law, writ, injunction or decree of any Governmental Entity having jurisdiction over Seller, which in the case of any of clauses (b) through (c) above, would have a material adverse effect on Seller’s ownership of the Shares, or otherwise prevent or materially delay the consummation of the transactions contemplated hereby.
          Section 4.3 Title to the Shares. Seller owns of record and beneficially all of the Shares, and Seller has good and marketable title to the Shares, free and clear of all Liens.
          Section 4.4 Litigation. As of the date hereof, there is no Claim pending or, to Seller’s actual knowledge, threatened against Seller before any Governmental Entity which would have a material adverse effect on Seller’s ownership of the Shares (or Buyer’s ownership of the Shares following the Closing), or otherwise prevent or materially delay the consummation of the transactions contemplated hereby or otherwise prevent Seller from complying with the terms and provisions of this Agreement. Seller is not subject to any outstanding order, writ, injunction or decree that would have a material adverse effect on Seller’s ownership of the Shares (or Buyer’s ownership of the Shares following the Closing), or otherwise prevent or materially delay the consummation of the transactions contemplated hereby.
          Section 4.5 Brokers. No broker, finder, financial advisor or investment banker is entitled to any broker’s, finder’s, financial advisor’s, investment banker’s fee or commission or similar payment in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller and for which, prior to the Closing, any Group Company has any liability.
          Section 4.6 Holding Company. Seller does not have any employees and has not engaged in any business activities or conducted any operations since its formation other than its acquisition and ownership of the Shares and any agreements or undertakings entered into in connection with the Indebtedness of any Group Company.
          Section 4.7 Equity Owned. None of Seller nor any TCP Entity owns of record or beneficially any shares of Buyer Common Stock.
          Section 4.8 Accredited Investor. Seller is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.
          Section 4.9 Acquisition for Investment. In the event Seller acquires shares of Buyer Common Stock or the Seller Note pursuant to the terms of this Agreement, any such acquisition shall be for its own account and not with a view to or for sale in connection with the distribution thereof. Except in accordance with applicable Law, Seller does not have a present intention to sell any of the shares of Buyer Common Stock or the Seller Note, each as may be applicable, that Seller may acquire pursuant to the terms of this Agreement. Seller acknowledges that it (i) has such knowledge and experience in financial and business matters and is capable of evaluating the merits and risks of its investment in Buyer, (ii) is able to bear the economic risks associated with an investment in Buyer Common Stock and the Seller Note, (iii) can bear a total loss of such investment therein.
          Section 4.10 Restricted Securities. Seller understands that any shares of Buyer Common Stock that Seller may acquire pursuant to the terms of this Agreement will not be registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of Seller’s representations as expressed herein. Seller understands that any shares of Buyer Common Stock that Seller may acquire pursuant to the terms of this Agreement will be “restricted securities” under applicable United States federal and state securities laws and that, pursuant to these laws, Seller must hold any shares of Buyer Common Stock that Seller may acquire pursuant to the terms of this Agreement indefinitely unless sold pursuant to a registration statement that has been declared effective under the Securities Act or in compliance with Rule 144 thereunder. Seller understands that no United States federal or state agency or any Governmental Entity has passed upon or made any recommendation or endorsement of any shares of Buyer Common Stock that Seller may acquire pursuant to the terms of this Agreement.
          Section 4.11 No General Solicitation. Seller acknowledges that any shares of Buyer Common Stock or the Seller Note that Seller may acquire pursuant to the terms of this Agreement were not acquired by Seller as a result of or subsequent to any general or public solicitation, including (i) any advertisement, article, notice or other communication published in any newspaper, magazine, or similar media, or broadcast over television or radio, or (ii) any seminar or meeting to which Seller was invited by any of the foregoing means of communications.
          Section 4.12 No Other Representations. In entering into this Agreement, Seller has relied solely upon its own investigation and analysis and the representations and warranties of Buyer contained in ARTICLE V, and Seller acknowledges that, other than as set forth in this Agreement and in the certificates or other instruments delivered pursuant hereto, none of Buyer, it Subsidiaries or any of their respective directors, officers, employees, Affiliates, stockholders, members, accountants, legal counsel, agents or other representatives (or any Affiliate of any of the foregoing) makes or has made any representation or warranty, either express or implied.
ARTICLE V.
REPRESENTATIONS AND WARRANTIES OF BUYER
     Except as set forth in the Schedules delivered by Buyer to Seller and the Company contemporaneously with the execution of this Agreement, Buyer hereby represents and warrants to Seller and the Company as follows:
          Section 5.1 Organization. Buyer is a corporation, duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation and has all requisite corporate power and authority to carry on its businesses as now being conducted, except where the failure to have such power or authority would not prevent or materially delay the consummation of the transactions contemplated hereby.
          Section 5.2 Authority. Buyer has the requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Documents to which Buyer is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Documents to which Buyer is a party and the consummation of the transactions contemplated hereby and thereby have been (and the Ancillary Documents to which Buyer is a party will be) duly authorized by all necessary action on the part of Buyer and no other proceeding (including by its equityholders) on the part of Buyer is necessary to authorize this Agreement and the Ancillary Documents to which Buyer is a party or to consummate the transactions contemplated hereby. This Agreement has been (and the Ancillary Documents to which Buyer is a party will be) duly and validly executed and delivered by Buyer and constitute (and will constitute) a valid, legal and binding agreement of Buyer (assuming this Agreement has been and the Ancillary Documents to which Buyer is a party will be duly authorized, executed and delivered by Seller), enforceable against Buyer in accordance with their terms, except (i) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally and (ii) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought.
          Section 5.3 Consents and Approvals; No Violations. Assuming the truth and accuracy of the Company’s representations and warranties contained in Section 3.5 and Seller’s representations and warranties contained in Section 4.2, no material notices to, filings with, or authorizations, consents or approvals of any Governmental Entity are necessary for the execution, delivery or performance of this Agreement or the Ancillary Documents to which Buyer is a party or the consummation by Buyer of the transactions contemplated hereby, except for (i) compliance with and filings under the HSR Act and (ii) those set forth on Schedule 5.3. Neither the execution, delivery and performance by Buyer of this Agreement and the Ancillary Documents to which Buyer is a party nor the consummation by Buyer of the transactions contemplated hereby will (a) conflict with or result in any breach of any provision of Buyer’s

Governing Documents, (b) result in a violation or breach of, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Buyer is a party or will become a party as of Closing or by which any of them or any of their respective properties or assets may be bound, or (c) violate any Law, writ, injunction or decree of any Governmental Entity applicable to Buyer or any of Buyer’s Subsidiaries or any of their respective properties or assets, except in the case of clauses (b) and (c) above, for violations which would not prevent or materially delay the consummation of the transactions contemplated hereby.
          Section 5.4 Brokers. No broker, finder, financial advisor or investment banker, other than Barclays Capital Inc. and J.P. Morgan Securities LLC, is entitled to any broker’s, finder’s, financial advisor’s or investment banker’s fee or commission or similar payment in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer or any of its Affiliates.
          Section 5.5 Financing. Buyer has delivered to the Company complete and correct copies of fully executed and binding debt commitment letters, related term sheets and all other related letter agreements or other agreements, which copies are attached hereto (except as provided below with respect to the fee letters) as Exhibit B (the “Financing Commitments,” as each may be amended or replaced from time to time to the extent permitted by Section 6.10(a)) from Barclays Bank PLC, Barclays Capital Inc., JPMorgan Chase Bank, N.A. and J.P. Morgan Securities LLC (the “Lenders”) pursuant to which, and subject to the terms and conditions of which, the Lenders have committed to provide loans in the amounts described therein, the proceeds of which shall be used to consummate the transactions contemplated hereby to be consummated by Buyer at or prior to the Closing Date, but in no event later than the Termination Date (the “Financing”) (it being understood that it is not a condition to Closing under this Agreement for Buyer to obtain the Financing). Each of the Financing Commitments is a legal, valid and binding obligation of Buyer, and; to the knowledge of Buyer, the other parties thereto. As of the date hereof, each of the Financing Commitments is in full force and effect, and none of the Financing Commitments has been withdrawn, rescinded or terminated or otherwise amended, supplemented or modified in any respect. As of the date hereof, (i) Buyer has no reason to believe that any of the conditions in the Financing Commitments will not be satisfied, or that the Financing will not be made available on a timely basis in order to consummate the transactions contemplated hereby to be consummated at the Closing, (ii) no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Buyer under any term or condition of the Financing Commitments and (iii) no Lender has notified Buyer of its intention to terminate any of the Financing Commitments or not to provide the Financing. The net proceeds from the Financing together with Buyer’s available cash resources will be sufficient to permit Buyer to consummate the purchase of the Shares at Closing pursuant to Section 2.3, including any related repayment or refinancing of any Indebtedness of the Company, Buyer or any of their Subsidiaries and payment of all its fees and expenses required in connection with the consummation of the transactions contemplated hereby to be consummated at the Closing. Buyer has paid in full any and all commitment or other fees required by the Financing Commitments that are due as of the date hereof, and will pay, after the date hereof, all such fees as they become due. Except for fee letters with respect to fees and related arrangements with respect to the Financing Commitments (the terms and conditions of which do not and will not adversely affect the availability of the Financing or modify any of the conditions set forth in the Financing Commitments), there are no side letters, understandings or other agreements or arrangements relating to the Financing to which Buyer or any of its Affiliates are a party. There are no conditions precedent or other contingencies related to the funding of the full amount of the Financing other than as expressly set forth in this Agreement or the Financing Commitments or the payment of fees payable pursuant to the fee letters with respect to the Financing Commitments (collectively, the “Disclosed Conditions”). No person has any right to impose, and neither Buyer nor any Lender has any obligation to accept, any condition precedent to such funding other than the Disclosed Conditions nor any reduction to the aggregate amount available under the Financing Commitments on the Closing Date (nor any term or condition which would have the effect of reducing the aggregate amount available under the Financing Commitments on the Closing Date) except as set forth therein.
          Section 5.6 Solvency. Immediately after giving effect to the transactions contemplated by this Agreement, none of Buyer or the Group Companies will (a) be insolvent (either because its financial condition is (i) such that the sum of its debts is greater than the fair value of its assets, as of such date, as such amounts are determined in accordance with applicable Law governing the insolvency of debtors or (ii) because the fair salable value of its assets, as of such date, is less than the amount required to pay its liability on its existing debts as they become absolute and matured), (b) have unreasonably small capital, as of such date, with which to engage in its business or (c) have incurred debts beyond its ability to pay as they become due. For purposes of this Section 5.6, (x) “debt” means liability on a “claim”, and (y) “claim” means any (1) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (2) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.
          Section 5.7 Regulatory Matters. Except as would not reasonably be expected, individually or in the aggregate, to prevent or materially delay the consummation of the transactions contemplated hereby, or otherwise affect Buyer’s ability to consummate the transactions contemplated hereby or the likelihood of consummation of the transactions contemplated hereby (whether by reason of impairing Buyer’s ability to obtain any consent or approval or make any filing required in connection with the transactions contemplated hereby to be consummated at the Closing or otherwise):
          (a) since January 1, 2010, neither Buyer nor (in connection with any services rendered by or on behalf of Buyer) any of its respective Affiliates, directors, officers, managers, employees, or, to Buyer’s knowledge, contractors or agents acting on its behalf:
               (i) is or has been convicted of or charged or threatened with prosecution or are under investigation by a Governmental Authority for any violation of a

Healthcare Regulatory Law including any Law applicable to a health care program defined in the Federal Health Care Programs;
               (ii) is or has been convicted of, charged with, or investigated for any violation of Law related to fraud, theft, embezzlement, breach of fiduciary responsibility, financial misconduct, obstruction of an investigation, or manufacture, storage, distribution or sale of controlled substances;
               (iii) is excluded, suspended or debarred from, or has ever been excluded, suspended or debarred from, participation, or are otherwise ineligible to participate, in any Federal Health Care Program, any federal, state, or local governmental procurement or non-procurement program, or any other federal or state government program or activity; or
               (iv) has committed any violation of Law that is reasonably expected to serve as the basis for any such exclusion, suspension, debarment or other ineligibility;
          (b) there is no material Claim pending, or to the knowledge of Buyer, threatened by any Governmental Agency with respect to or involving any alleged violation by Buyer or any of its Affiliates, directors, officers, managers, employees, or to the knowledge of Buyer, contractors or agents of any Healthcare Regulatory Law; and
          (c) in connection with health regulatory matters, Buyer holds all Material Health Regulatory Permits. All Material Health Regulatory Permits are in full force and effect in all material respects, and Buyer is not in material default or violation of any Material Health Regulatory Permit to which it is a party. No proceeding is pending or, to the knowledge of Buyer, threatened to limit, condition, revoke, suspend, cancel or adversely modify any Material Health Regulatory Permit. Neither Buyer, nor any director, officer, employee, agent, and to the knowledge of Buyer, contractor of Buyer failed to comply with any Material Health Regulatory Permits.
This Section 5.7 constitutes the exclusive representations and warranties of Buyer with respect to Healthcare Regulatory Laws and other health regulatory matters.
          Section 5.8 Investigation; No Other Representations.
          (a) Buyer (i) has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of the Group Companies and (ii) has been furnished with or given full access to such documents and information about the Group Companies and their respective businesses and operations as it and its representatives and advisors have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement and the transactions contemplated hereby. Buyer has received all materials relating to the business of the Group Companies that it has requested and has been afforded the opportunity to obtain any additional information necessary to verify the accuracy of any such information or of any representation or warranty made by the Company or Seller herein or to otherwise evaluate the merits of the transactions contemplated hereby. Seller and the Company have answered to Buyer’s satisfaction all inquiries that Buyer and its representatives and advisors have made concerning the business of the Group Companies or otherwise relating to the transactions contemplated hereby; provided, that nothing in this Section 5.8(a) shall in any way limit the representations and warranties of the Company or Seller contained in ARTICLE III and ARTICLE IV or in the certificates or other instruments delivered pursuant hereto.
          (b) In entering into this Agreement, Buyer has relied solely upon its own investigation and analysis and the representations and warranties of the Company and Seller expressly contained in ARTICLE III and ARTICLE IV, respectively, and Buyer acknowledges that, other than as set forth in this Agreement and in the certificates or other instruments delivered pursuant hereto, none of Seller, the Group Companies or any of their respective directors, officers, employees, Affiliates, stockholders, members, accountants, legal counsel, agents or other representatives (or any Affiliate of any of the foregoing) makes or has made any representation or warranty, either express or implied, (x) as to the accuracy or completeness of any of the information provided or made available to Buyer or any of its respective agents, representatives, lenders or Affiliates prior to the execution of this Agreement or (y) with respect to any projections, forecasts, estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of any Group Company heretofore or hereafter delivered to or made available to Buyer or any of its respective agents, representatives, lenders or Affiliates.
ARTICLE VI.
COVENANTS
          Section 6.1 Conduct of Business of the Company. From and after the date hereof until the earlier of the Closing or the termination of this Agreement in accordance with its terms, except as (a) set forth on Schedule 6.1, (b) as consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), (c) as required by applicable Law or (d) with respect to clauses (x) and (y), for actions taken pursuant to obligations expressly required by this Agreement, the Company shall, and shall cause each other Group Company to (x) use reasonable best efforts to conduct its business in the ordinary and regular course in substantially the same manner heretofore conducted (including any conduct that is reasonably related, complementary or incidental thereto), (y) use reasonable best efforts to preserve substantially intact its present business organization (including its workforce) and the present material commercial relationships with Persons with whom it does business and (z) not do any of the following:
               (i) enter into, materially amend, modify or terminate any Material Contract, or waive, release or assign any material rights or claims thereunder, in each case, other than in the ordinary course of business consistent with past practices;
               (ii) other than dividends or distributions of cash made prior to the Adjustment Time, declare, set aside or pay a dividend on, or make any other distribution (whether in securities or property) in respect of, its equity securities except dividends and distributions by any of the Subsidiaries of the Company to any of the other Group Companies;

               (iii) (A) issue, sell, transfer, pledge, grant, dispose of, encumber or deliver (whether through the issuance or granting of any options, warrants, commitments, subscriptions, rights to purchase or otherwise) any equity securities of any class or any securities of the Group Companies convertible into or exercisable or exchangeable for voting or equity securities of any class (except for the issuance of certificates in replacement of lost certificates) or (B) adjust, split, combine, or reclassify any of its equity securities;
               (iv) redeem, purchase or otherwise acquire any outstanding shares of the capital stock of any of the Group Companies which are not wholly owned, directly or indirectly, by the Company;
               (v) acquire or agree to acquire in any manner (whether by merger or consolidation, the purchase of an equity interest in or a material portion of the assets of or otherwise) any business or any corporation, partnership, association or other business organization or division thereof of any other Person;
               (vi) adopt any amendments to their respective Governing Documents;
               (vii) merge or consolidate with or into any other Person or dissolve or liquidate;
               (viii) (A) except as required by the terms of any Employee Benefit Plan or Material Contract as in effect on the date hereof or in the ordinary course of business consistent with past practices, grant or announce any incentive awards, bonus or similar compensation or any increase in the salaries, bonuses or other incentive compensation and benefits payable by a Group Company to any of the employees or other service providers of such Group Company, (B) except as permitted pursuant to the other clauses of this Section 6.1(viii), materially increase the benefits under any Employee Benefit Plan, (C) except in the ordinary course of business consistent with past practices, enter into or amend any employment, change in control, severance, retention or similar agreement with any officer, employee, consultant or other agent of any Group Company to materially increase the compensation payable thereunder (other than offer letters providing for at-will employment without post-termination obligations with newly-hired employees who are hired in the ordinary course of business), (D) except in the ordinary course of business consistent with past practices, hire any new executive or officer, or (E) except as required by applicable Law or in the ordinary course of business consistent with past practices, adopt, enter into, terminate or amend any Employee Benefit Plan;
               (ix) enter into any transaction with any of its officers or employees (except as permitted pursuant to Section 6.1(viii)) or Affiliates (or any directors, managers, officers or employees of such Affiliate);
               (x) mortgage, pledge or subject to any Lien, other than Permitted Liens, any of its material assets or Leased Real Property;
               (xi) except for current liabilities within the meaning of GAAP incurred consistent with past practices, incur or assume any long-term indebtedness for borrowed money, assume, guarantee, endorse or otherwise become liable or responsible for the obligations of any other Person (other than endorsements of checks), issue or sell any debt securities or warrants or other rights to acquire any debt security (other than (A) for borrowings incurred under the Credit Facilities or incurred to renew, replace, extend, refinance or refund any existing Indebtedness incurred pursuant to agreements in effect prior to the execution of this Agreement, or for performance bonds or letters of credit and (B) obligations in respect of financial hedging arrangements or agreements in effect as of the date hereof);
               (xii) except for capital expenditures in accordance with its 2010 budget, acquire (including by merger, consolidation or the lease or acquisition of any equity interest or assets) any assets except for (A) acquisitions of inventory, supplies and equipment in the ordinary course of business consistent with past practices and (B) other assets with a purchase price, in the aggregate, of less than $250,000;
               (xiii) lease, sell or otherwise dispose of any assets, except for assets with a purchase price, in the aggregate, of less than $250,000, obsolete and worn equipment or personal property that is no longer material to the conduct of the business of the Group Companies or Intellectual Property Rights owned by any of the Group Companies that are no longer material to the conduct of the business of the Group Companies;
               (xiv) enter into any new line of business outside of the business of the Group Companies as presently conducted;
               (xv) following the Adjustment Time, reduce Cash and Cash Equivalents (except in the ordinary course of business, consistent with past practices) or increase Indebtedness;
               (xvi) commence or settle any material Claim, action or proceeding, except in the ordinary course of business consistent with past practices;
               (xvii) make any settlement of or compromise any Tax liability, change in any material respect any Tax election or Tax method of accounting, make any new Tax election or adopt any new material Tax method of accounting, file any amended Tax Return, enter into any closing agreement with respect to any Tax, surrender any right to claim a refund of Taxes, or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to any Group Company;
               (xviii) except as required by GAAP or by applicable Law, change any of the accounting principles or practices used by a Group Company or write up, write down or write off the book value of any material assets; or
               (xix) agree in writing or otherwise to do anything contained in this clause (z).
          Section 6.2 Tax Matters.
          (a) Buyer and Seller shall (and Buyer shall cause the Group Companies to) cooperate fully, as and to the extent reasonably requested by the other party, in connection with the preparation, filing and execution of Tax Returns and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder or to testify at any such proceeding. Seller, Buyer and the Company shall (and, in the case of the Company, shall cause the other Group Companies to) retain all books and records with respect to Tax matters pertinent to any Group Company.
          (b) Buyer shall prepare (or cause to be prepared), and timely file (or cause to be filed) all Tax Returns of the Company or any of its Subsidiaries with respect to all Pre-Closing Taxable Periods that are required to be filed with any Governmental Entity after the Closing Date. Buyer shall prepare such Tax Returns in a manner consistent with past practice and this Agreement (including, for the avoidance of doubt, by claiming all Transaction Tax Deductions on such Tax Returns in accordance with Section 6.2(f)(i)), except as otherwise required by applicable law.
          (c) Buyer shall prepare (or cause to be prepared) and file or cause to be filed when due all Tax Returns that are required to be filed by or with respect to the Company or any of its Subsidiaries for taxable years or periods ending after the Closing Date. With respect to Tax Returns that are required to be filed by or with respect to the Company or any of its Subsidiaries for a Tax period that begins before and ends after the Closing Date (each such period, a “Straddle Period” and the Tax Returns with respect to such period, “Straddle Returns”), such Straddle Returns shall be prepared in a manner consistent with past practice (unless otherwise required by applicable Law).
          (d)
               (i)
          (A) Neither Buyer nor any of its Affiliates shall (or shall cause or permit the Company or any of its Subsidiaries to) amend, refile or otherwise modify any Tax Return relating in whole or in part to the Company or any of its Subsidiaries with respect to any Pre-Closing Taxable Period (or with respect to any Straddle Period) without the written consent of Seller, which consent shall not be unreasonably withheld, delayed or conditioned. Notwithstanding the foregoing, in the event a Tax Return is filed while a contest relating to Taxes for which Seller might have an indemnification obligation pursuant to Section 9.2 is pending, and such Tax Return must be amended as a result of and based upon the resolution of such contest, Buyer agrees to amend such Tax Return solely to reflect the resolution of such contest and Seller shall not withhold its consent to such amendment.
          (B) Buyer shall not, without the prior consent of Seller (which shall not be unreasonably withheld, delayed or conditioned), make, or cause to permit to be made, any Tax election, or adopt or change any method of accounting, or undertake any extraordinary action on the Closing Date, that would affect Seller or the Company or any of its Subsidiaries for any period or portion thereof ending on or prior to the Closing Date.
               (ii) Notwithstanding anything to the contrary in Section 6.2(d)(i), Buyer shall be permitted to take any action described in Section 6.2(d)(i) without first obtaining Seller’s consent as required by Section 6.2(d)(i); provided, however, that if Buyer takes such action pursuant to this Section 6.2(d)(ii) without obtaining Seller’s consent pursuant to Section 6.2(d)(i), Buyer shall not be entitled to receive from the Seller or any TCP Entity any payments or any offset to the Deferred Payment Amount (or any other benefit under ARTICLE IX) (X) as a result of a breach of Section 3.16 (Tax Matters) or (Y) pursuant to Section 9.2(a)(iv) (relating to the Texas Audits) or Section 9.2(a)(v) (relating to the IRS Audits), in each of clause (X) and (Y), with respect to any Tax Return with respect to which or related to which such action was taken and any related or affected Tax Returns.
               (iii) Section 6.2(d)(i) shall cease to apply on the later of (X) the expiration of the representations contained in Section 3.16 (Tax Matters) pursuant to Section 9.1(a) hereof and (Y) such time as there is no claim pending for which Seller could be required to indemnify Buyer pursuant to Article 9 with respect to any breach of a representation contained in Section 3.16 (Tax Matters) or pursuant to Section 9.2(a)(iv) (relating to the Texas Audits) or Section 9.2(a)(v) (relating to the IRS Audits).
          (e) All transfer Taxes, recording fees and other similar Taxes that are imposed on any of the Parties by any Governmental Entity in connection with the transactions contemplated by this Agreement shall be borne equally by Buyer and Seller.
          (f) Transaction Tax Deductions.
               (i) All Transaction Tax Deductions paid or accrued on or before the Closing Date shall be treated as being incurred in a Pre-Closing Taxable Period and Buyer shall include the Transaction Tax Deductions to the extent permitted by applicable Law on the Tax Returns it is required to file pursuant to Section 6.2(b) hereof and no party shall utilize the “next day rule” in Treasury Regulation Section 1.1502-76(b)(1)(ii)(B) (or any similar provision of non-U.S., state, or local Law) for purposes of reporting such items on the applicable Tax Returns.
               (ii) All Tax Reductions relating to a Pre-Closing Taxable Period as a result of or attributable to the Transaction Tax Deductions shall be for the sole benefit of Seller. To the extent that Buyer, the Company, or any of their Subsidiaries receives or realizes a Tax Reduction that is for the benefit of Seller pursuant to this Section 6.2(f)(ii), Buyer shall within ten (10) days of receiving such Tax Reduction (if it is in the form of a Tax refund), or filing the Tax Return realizing the Tax Reduction (if it is in the form of a Tax credit, offset or reduction in cash Taxes paid) pay to Seller the amount of such Tax Reduction, but only to the extent that such Tax Reduction is not included as an asset for purposes of computing the Closing Working Capital, as finally determined.
               (iii) To the extent that Buyer, the Company, or any of their Subsidiaries realizes any Tax Reduction in a Post-Closing Taxable Period as a result of or attributable to any Transaction Tax Deductions (including as a result of utilizing any net operating loss or other Tax attribute that was created as a result of the Transaction Tax Deductions), Buyer shall, within ten (10) days of receiving such Tax Reduction (if it is in the form of a Tax refund), or filing the Tax Return realizing the Tax Reduction (if it is in the form of a Tax credit, offset or reduction in cash Taxes paid), pay to Seller the amount of such Tax Reduction, but only to the extent that such Tax Reduction is not included as an asset for purposes of computing the Closing Working Capital, as finally determined.
               (iv) All Tax Reductions computed under Section 6.2(f)(ii) and Section 6.2(f)(iii) shall be computed assuming that Buyer, the Company, and each of their Subsidiaries recognize all other items of income, gain, loss, deduction or credit and use all net operating loss carryforwards (other than any that may be created or increased as a result of the Transaction Tax Deductions), whether now existing or hereafter available, before recognizing any Tax Reduction as a result of or attributable to any Transaction Tax Deductions, and the amount of the Tax Reduction shall be determined on a with and without basis.
               (v) Within ten (10) days of filing its U.S. federal income tax returns for taxable years subject to this Section 6.2(f), Buyer shall provide Seller in writing with the basis for its determination that it has realized or has not realized a Tax Reduction attributable to the Transaction Tax Deductions and a schedule with reasonable supporting detail. If Seller disputes the amount of such Tax Reduction, Seller shall notify Buyer in writing within sixty (60) days of its receipt of such notice and the basis for its objection and Seller and Buyer shall act in good faith to resolve any such dispute. If Seller and Buyer cannot resolve such dispute, the amount of the Tax Reduction in question shall be determined by the Accounting Firm. The Accounting Firm’s determination of the item shall be no greater than Seller’s claim with respect to the amount of the Tax Reduction and no less than Buyer’s initial determination of the Tax Reduction. The fees and expenses of the Accounting Firm shall be borne equally by Seller and Buyer. Buyer shall provide all necessary (including confidential) information to the Accounting Firm so that the Accounting Firm can determine the amount of the Tax Reduction, provided that the Accounting Firm shall not disclose, nor shall be required to disclose, any confidential information (including Tax Returns) to Seller. If Seller is entitled to any payment in addition to amounts previously paid pursuant to Section 6.2(f)(ii) or Section 6.2(f)(iii) in respect of a Tax Reduction after resolution of the dispute pursuant to this Section 6.2(f)(v) Buyer shall pay to Seller such additional amount within ten (10) Business Days of the resolution of the dispute.
               (vi) In the event Buyer makes any payment to Seller pursuant to Section 6.2(f)(ii) or Section 6.2(f)(iii) and as a result of a final determination of any action, suit, proceeding, investigation, examination, audit or other claim by a Tax authority (a “Tax Proceeding”), the amount of any such Tax Reduction is reduced, Seller shall pay to Buyer the amount of the reduction in such Tax Reduction within ten (10) days of receipt of written notification from Buyer of the final determination of such Tax Proceeding. For this purpose, a “final determination” shall mean a settlement, compromise, or other agreement with the relevant Tax authority, whether contained in an IRS Form 870 or other comparable form, or otherwise, or such procedurally later event, such as a closing agreement with the relevant Tax authority, or a deficiency notice with respect to which the period for filing a petition with the Tax Court or the relevant state, local or foreign tribunal has expired or a decision of any court of competent jurisdiction that is not subject to appeal or as to which the time for appeal has expired.

               (vii) The obligations of Seller, Buyer, and the Company and its Subsidiaries under Section 6.2(f)(ii), Section 6.2(f)(iii), Section 6.2(f)(iv), Section 6.2(f)(v) and Section 6.2(f)(vi) shall only apply with respect to taxable years beginning before January 1, 2012.
          (g) Prior to, or at the Closing, Seller shall either (i) deliver to Buyer a certificate from Seller that states Seller is not a foreign person in form and substance prescribed by Treasury Regulation Section 1.1445-2(b)(2)(iv)(B) or (ii) or cause the Company to deliver a certificate, in form and substance as prescribed by Treasury Regulations Section 1.1445-2(c)(3), stating that the Company is not, and has not been during the relevant period, a “United States real property holding corporation” within the meaning of Code section 897(c).
          Section 6.3 Access to Information. Subject to compliance with applicable Law, from and after the date hereof until the earlier of the Closing Date and the termination of this Agreement in accordance with its terms, upon reasonable advance notice, the Company shall, and shall cause each other Group Company to, provide to Buyer, the Lenders and their respective authorized representatives reasonable access, during normal business hours, to the officers and senior management, the premises, agents, books, records, and contracts (in force or terminated) of or pertaining to any Group Company as Buyer may reasonably request in writing, in a manner so as to not interfere with the normal business operations of any Group Company; provided, that no such access shall affect the representations, warranties, covenants or agreements of the Parties (or the remedies with respect thereto) or the conditions to the obligations of the Parties under this Agreement; provided, further, that the Company shall not be required to provide access to any information or documents which would, in the reasonable judgment of the Company based upon the opinion of counsel, (i) constitute a waiver of the attorney-client or other privilege held by the Company, or (ii) contain any competitively sensitive information to the extent that withholding access to such information or documents is necessary under applicable antitrust Law; provided, further, that the Company shall use reasonable best efforts to implement appropriate procedures to enable the provision of access and disclosure to Buyer or Buyer’s counsel, as the case may be, without causing such waiver or violation of law. Without limiting the generality of the foregoing, the Company shall provide Buyer with unaudited consolidated monthly financial statements of the Company (excluding footnotes) consisting of a balance sheet, income statement and statement of cash flows for each month ending after the date hereof and prior to the Closing Date as soon as reasonably practicable after the end of each such month (but in no event later than thirty (30) days after the end of any such month). Buyer shall hold and treat and will cause its officers, employees, auditors and other authorized representatives to hold and treat in confidence all documents and information concerning the Group Companies furnished to Buyer, the Lenders or their respective authorized representatives in connection with the transactions contemplated by this Agreement in accordance with Confidentiality Agreement, the provisions of which are by this reference hereby incorporated herein except for disclosure (a) as required by Regulation S-X and Regulation S-K under the Securities Act for registered offerings of securities of Buyer, (b) of the type and form customarily included in offering or other documents that may be used in private placements by Buyer under Rule 144A of the Securities Act or for purposes of any other debt or loan financing or syndication, (c) as required in any document filed with or furnished to the SEC by the Company pursuant to the Exchange Act and (d) with the prior written consent of the Company

(which consent should not be unreasonably withheld, conditioned or delayed), made in any meetings, road shows, drafting sessions, rating agency presentations and due diligence sessions conducted in connection with such registered offerings of securities or private placements or bank financings and syndications. For the avoidance of doubt, Buyer shall be responsible for any breach of this Section 6.3 by the Lenders or their respective authorized representatives.
          Section 6.4 Efforts to Consummate; Consents; Filings.
          (a) Subject to the terms and conditions herein provided, each of Seller, Buyer and the Company shall use reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective as promptly as practicable after the date hereof the transactions contemplated by this Agreement (including the satisfaction, but not waiver, of the closing conditions set forth in Article 7). Each of Seller, Buyer and the Company shall use reasonable best efforts to obtain consents of all Governmental Entities necessary to consummate the transactions contemplated by this Agreement. Each Party shall make and not withdraw an appropriate filing, if necessary, pursuant to the HSR Act with respect to the transactions contemplated by this Agreement promptly (and in any event, within five (5) Business Days) after the date of this Agreement and shall supply as promptly as practicable to the appropriate Governmental Entities any additional information and documentary material that may be requested pursuant to the HSR Act; provided, that Seller and the Company shall not unreasonably withhold, condition or delay a request by Buyer to withdraw any such filing.
          (b) In the event any claim, action, suit, investigation or other proceeding by any Governmental Entity or other Person is commenced which questions the validity or legality of the transactions contemplated hereby or seeks damages in connection therewith, the Parties agree to cooperate and use reasonable best efforts to defend against such claim, action, suit, investigation or other proceeding and, if an injunction or other order is issued in any such action, suit or other proceeding, to use reasonable best efforts to have such injunction or other order lifted as promptly as practicable, and to cooperate reasonably regarding any other impediment to the consummation of the transactions contemplated hereby. Subject to applicable Law, the Parties will consult and cooperate with each other in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion and proposal made or submitted by or on behalf of any Party hereto relating to a proceeding under the HSR Act and shall provide to the Company’s or Buyer’s outside counsel, as applicable, all documents and information reasonably requested by such counsel promptly upon request, subject to any reasonable restrictions.
          (c) Buyer covenants and agrees that between the date hereof and the Closing Date or the date, if any, on which this Agreement is terminated pursuant to Article 8, Buyer shall not, and shall not permit any of its controlled Affiliates to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business of any Person or other business organization or division thereof, or otherwise acquire or agree to acquire any assets if such business competes in any material line of business of the Group Companies and the entering into of a definitive agreement relating to, or the consummation of, such acquisition, merger or consolidation would reasonably be expected to (i) impose any delay in the obtaining of, or increase the risk of not obtaining, any authorization, consent, order, declaration or approval of any Governmental Entity necessary to consummate the transactions contemplated hereby or the expiration or termination of any applicable waiting period, (ii) increase the risk of any Governmental Entity entering an order prohibiting the consummation of the transactions contemplated hereby, (iii) increase the risk of not being able to remove any such order on appeal or otherwise or (iv) delay or prevent the consummation of the transactions contemplated hereby.
          (d) In connection with any actual or potential issuance of Buyer Common Stock to Seller pursuant to the Seller Note and/or Section 2.6, Buyer shall use reasonable best efforts to provide Seller with all information necessary, and otherwise cooperate with Seller, in connection with any notification or filing required to be made by Seller pursuant to the HSR Act.
          (e) In furtherance and not in limitation of the covenants of the parties contained in paragraphs (a)-(c) of this Section 6.4, if any objections are asserted with respect to the transactions contemplated hereby by any Governmental Entity or if any suit is instituted (or threatened to be instituted) by the Federal Trade Commission, the Department of Justice or any other applicable Governmental Entity challenging any of the transactions contemplated hereby as violative of any law or which would otherwise prohibit or materially impair or materially delay the consummation of the transactions contemplated hereby, each of Buyer, Seller and the Company shall take all actions that constitute reasonable best efforts necessary to resolve any such objections or suits (or threatened suits) so as to permit consummation of the transactions contemplated by this Agreement to close as soon as reasonably practicable and in any event no later than the Termination Date (as extended); provided, that, any obligation to make or agree to make a Divestiture by the Company or any of its Subsidiaries may, at the Company’s option, be conditioned upon and effective as of the Closing and shall not affect the other terms or conditions hereunder. Without limitation to the terms of Section 6.4(b), to the extent not prohibited by applicable Law, Buyer shall keep Seller and the Company apprised of material communications regarding proposed remedies to any objections that may be expressed by the FTC, the Justice Department or other Governmental Entities and will consult with the Company and give due consideration to its views with respect to any possible Divestiture plans; provided, however, that, subject to and without limiting the obligations of Buyer pursuant to this Section 2.4, following the date hereof, Buyer shall have the sole and exclusive right, to propose, negotiate, offer to commit and effect, by consent decree, hold separate order or otherwise, the Divestiture of such assets of Buyer, the Company, or their respective Subsidiaries or otherwise offer to take or offer to commit (and if such offer is accepted, commit to and effect) to take any action as may be required to resolve such objections or suits. Notwithstanding anything in this Agreement to the contrary, in no event shall any of Buyer, the Company or their respective Affiliates be required to make or agree to make a Divestiture or to take or agree to take any action, that, individually or together with any other such actions, if, as of the time of the agreement to make such Divestiture, doing so would reasonably be expected, individually or in the aggregate, to result in a failure of the conditions to the Financing to be satisfied at or prior to the Closing or a failure to be able to meet financial covenants contained in the Senior Secured Facilities Documentation (as defined in the Financing Commitments), in each case, without giving effect to the Equity Cure Option; in making the foregoing determination, Buyer shall be entitled to consider, among other things, the anticipated impact of any Divesture on the pro forma Consolidated EBITDA (as defined in the Financing Commitments) of the Buyer for the most recent four fiscal quarter period included within the Required Financial Information and to extent to which such Divestiture would reasonably be expected to result in a default or event of default pursuant to the Financing contemplated by the Financing Commitments in any future fiscal periods. For avoidance of doubt, other than as set forth in the immediately preceding sentence, Buyer shall undertake any and all other actions that constitute reasonable best efforts to consummate and make effective as promptly and practicable after the date hereof the transactions contemplated by this Agreement, provided, that, in no event shall Buyer be required to agree to any Divestiture before such time upon which the failure to agree to such Divestiture would reasonably be expected to cause the condition set forth in Section 7.1(a) not to be satisfied before the Termination Date (as extended, if applicable). “Divesture” means any of the following actions (i) selling, licensing or otherwise disposing of, or holding separate and agreeing to sell, license or otherwise dispose of, any material entities, assets or facilities of any Group Company after the Closing or any material entities, facilities or assets of Buyer or its Affiliates, (ii) terminating, amending or assigning existing material relationships and contractual rights and obligations, (iii) amending, assigning or terminating existing material licenses or other material agreements and entering into such new licenses or other agreements, and/or (iv) otherwise disposing of or conducting its business in a manner which would resolve such objections or suits (or threatened suits) (collectively, “Divestitures”).
          Section 6.5 Public Announcements. Without limiting in any way the provisions of Section 6.3 or Section 6.10, Buyer, on the one hand, and the Company and Seller, on the other hand, shall consult with one another and seek one another’s approval before issuing any press release or making any filing or disclosure with the SEC, or otherwise making any written communication to customers, vendors or suppliers, with respect to the transactions contemplated by this Agreement and shall not make any such press release, filing, disclosure or communication prior to such consultation and approval (not to be unreasonably withheld, conditioned or delayed); provided, however, that Buyer, after reasonable consultation with Seller, may make any such communication which it in good faith believes, based upon the advice of counsel, is required by applicable Law; provided, further, that each Party may make internal announcements to their respective employees that are not inconsistent in any material respects with the Parties’ prior public disclosures regarding the transactions contemplated by this Agreement.
          Section 6.6 Indemnification; Directors’ and Officers’ Insurance.
          (a) Buyer shall cause all rights to indemnification, advancement of expenses and exculpation now existing in favor of any present or former director, officer, employee and agent of any Group Company and the fiduciaries of any Employee Benefit Plan (collectively, the “Indemnified D&O Parties”), as provided in such Group Company’s Governing Documents, or any agreements between an Indemnified D&O Party and such Group Company set forth in Schedule 6.6(a), with respect to any matters occurring prior to the Closing Date, to survive the transactions contemplated by this Agreement and to continue in full force and effect for a period of not less than six (6) years after the Closing Date. To the maximum extent permitted by applicable Law, such indemnification shall be mandatory rather than permissive, and Buyer shall cause the Company to advance expenses in connection with such indemnification as provided in such Group Company’s Governing Documents or other applicable agreements. The indemnification and liability limitation or exculpation provisions of the Group Companies’ Governing Documents shall not be amended, repealed or otherwise modified after the Closing Date in any manner that would adversely affect the rights thereunder of any Indemnified D&O Parties, unless such modification is required by applicable Law.
          (b) Buyer and each of the Group Companies shall, jointly and severally, indemnify all Indemnified D&O Parties to the fullest extent permitted by applicable Law with respect to all acts and omissions arising out of or relating to their services as directors, officers, employees and agents of the Group Companies or as a fiduciary of any Employee Benefit Plan, whether asserted or claimed at or after or occurring before the Closing Date (including in connection with the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby). If any Indemnified D&O Party is or becomes involved in any Claim in connection with any matter subject to indemnification hereunder, Buyer and each of the Group Companies shall, jointly and severally, advance as incurred any costs or expenses (including legal fees and disbursements), judgments, fines, losses, claims, damages, liabilities or obligations of any kind (“Damages”) out of or incurred in connection with such Claim, subject to Buyer’s or the Group Company’s, as applicable, receipt of an undertaking by or on behalf of such Indemnified D&O Party to repay such Damages if it is ultimately determined under applicable Law that such Indemnified D&O Party is not entitled to be indemnified. In the event of any such Claim, (i) Buyer and each of the Group Companies shall cooperate with the Indemnified D&O Party in the defense of any such Claim and (ii) neither Buyer nor any of the Group Companies shall settle, compromise or consent to the entry of any judgment in any Claim pending or threatened in writing to which an Indemnified D&O Party is a party (and in respect of which indemnification could be sought by such Indemnified D&O Party hereunder), unless such settlement, compromise or consent includes an unconditional release of such Indemnified D&O Party from all liability arising out of such Claim or such Indemnified D&O Party otherwise consents.
          (c) Buyer shall, and shall cause the Company or any Group Company to, jointly and severally, maintain in effect for at least six (6) years after the Closing Date the current policies of directors’ and officers’ liability insurance maintained by the Group Companies or policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous with respect to claims arising out of or relating to events which occurred before or on the Closing Date (including in connection with the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby) so long as Buyer and the applicable Group Company are not required to pay an annual premium in excess of 250% of the last annual premium paid by the applicable Group Company for such insurance before the date of this Agreement (such 250% amount being the “Maximum Premium”). If Buyer or the applicable Group Company are unable to obtain the insurance described in the prior sentence for an amount less than or equal to the Maximum Premium, Buyer shall, and shall cause the Company or any Group Company to, jointly and severally, instead obtain as much comparable insurance as possible for an annual premium equal to the Maximum Premium.
          (d) Buyer hereby acknowledges that the Indemnified D&O Parties may have certain rights to indemnification, advancement of expenses and/or insurance provided by other Persons. Buyer hereby agrees (i) that Buyer and the Group Companies are the indemnitor of first resort (i.e., their obligations to the Indemnified D&O Parties are primary and any obligation of such other Persons to advance expenses or to provide indemnification for the same expenses or liabilities incurred by any such Indemnified D&O Party are secondary), (ii) that Buyer and the Group Companies shall be required to advance the full amount of expenses incurred by any such Indemnified D&O Party and shall be liable for the full indemnifiable amounts, without regard to any rights any such Indemnified D&O Party may have against any such other Person and (iii) that Buyer irrevocably waives, relinquishes and releases (and shall cause the Group Companies to irrevocably waive, relinquish and release) such other Persons from any and all claims against any such other Persons for contribution, subrogation or any other recovery of any kind in respect thereof. Buyer further agrees that no advancement or payment by any of such other Persons on behalf of any such Indemnified D&O Party with respect to any claim for which such Indemnified D&O Party has sought indemnification from any of the Group Companies shall affect the foregoing and such other Persons shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Indemnified D&O Party against the Group Companies.
          (e) Each of the Indemnified D&O Parties entitled to the indemnification, liability limitation and exculpation set forth in this Section 6.6, together with such Person’s heirs and legal representatives, is intended to be a third party beneficiary of this Section 6.6. This Section 6.6 shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of Buyer and the Group Companies. The covenants contained in this Section 6.6 shall not be exclusive of any other right to which an Indemnified D&O Party is entitled, whether pursuant to Law, contract or otherwise. In the event that Buyer or any of the Group Companies or any of their successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, Buyer shall, and shall cause the applicable Group Company to, take all necessary action so that the successors or assigns of Buyer or such Group Company, as the case may be, shall succeed to the obligations set forth in this Section 6.6.
          Section 6.7 Exclusive Dealing. During the period from the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, neither the Company nor Seller shall take, or permit any Group Company or any of their respective Affiliates, officers, directors, employees, representatives, consultants, financial advisors, attorneys, accountants or other agents to take, any action to solicit, knowingly encourage, initiate or engage in discussions or negotiations with, or provide any information to or enter into any agreement with any Person (other than Buyer and/or its respective Affiliates) concerning any purchase of any of the Company’s equity securities or any merger, sale of material assets or similar transaction involving any Group Company, other than assets sold in the ordinary course of business, and shall immediately cease any discussions or negotiations that are ongoing and promptly request the return or destruction of any documents and information provided to any Person in connection with such discussion. Seller and the Company, as the case may be, shall enforce any existing confidentiality agreements relating to the Company or the business of any Group Company in all material respects and not waive any material rights thereunder.

          Section 6.8 Documents and Information. After the Closing Date, Buyer and the Company shall, and shall cause the Company’s Subsidiaries to, until the fifth (5th) anniversary of the Closing Date, retain all books, records and other documents pertaining to the business of the Group Companies in existence on the Closing Date and make the same available for inspection and copying by Seller (at Seller’s expense) during normal business hours of the Company or any of its Subsidiaries, as applicable, upon reasonable request and upon reasonable notice. No such books, records or documents shall be destroyed after the fifth (5th) anniversary of the Closing Date by Buyer, the Company or any of its Subsidiaries, without first advising Seller in writing and giving Seller a reasonable opportunity to obtain possession thereof.
          Section 6.9 Employee Benefit Matters.
          (a) For one (1) year following the Closing Date, Buyer shall provide each employee who continues to be employed by Buyer or the Company, or any of their respective Subsidiaries, immediately following the Closing Date with employee benefits under either, at the sole discretion of Buyer: (i) Buyer’s employee benefit plans and programs, including any equity incentive plan, pension plan, defined benefit plan, defined contribution plan, Code Section 401(k) plan, bonus plan, profit sharing plan, severance plan, medical plan, dental plan, life insurance plan, time-off programs and disability plan, in each case to the same extent as similarly situated employees of Buyer; or (ii) such Employee Benefit Plans as are continued following the Closing Date or are assumed by Buyer (for the purposes of this Section 6.9 only, the plans referred to in clauses “(i)” and “(ii)” of this sentence being referred to as the “New Plans”).
          (b) From and after the Closing Date, Buyer shall use reasonable best efforts to cause each Group Company to grant all of its employees credit for any service with such Group Company earned prior to the Closing Date for eligibility and vesting purposes under the New Plans. In addition, Buyer shall use reasonable best efforts to (A) cause to be waived all pre existing condition exclusions and actively at work requirements and similar limitations, eligibility waiting periods and evidence of insurability requirements under any New Plans to the extent waived or satisfied by an employee under any Employee Benefit Plan as of the Closing Date and (B) cause any deductible, co-insurance and covered out-of-pocket expenses paid on or before the Closing Date by any employee (or covered dependent thereof) of any Group Company to be taken into account for purposes of satisfying the corresponding deductible, coinsurance and maximum out of pocket provisions after the Closing Date under any applicable New Plan in the year of initial participation.
          (c) If requested by Buyer at least five business days prior to the Closing Date, the Group Companies shall use reasonable best efforts to take (or cause to be taken) all actions reasonably necessary appropriate to terminate, effective no later than the day prior to the date on which the Closing Date occurs, any Employee Benefit Plan that contains a cash or deferred arrangement intended to qualify under Section 401(k) of the Code (a “Group Company 401(k) Plan”). If the Group Companies are required to terminate any Group Company 401(k) Plan, then the Group Companies shall provide to Buyer prior to the Closing Date written evidence of the resolutions authorizing the termination of such Group Company 401(k) Plan (the form and substance of which resolutions shall be subject to the prior review and approval of Buyer, which approval shall not be unreasonably withheld or delayed).
          (d) Nothing contained herein, express or implied, is intended to confer upon any employee of any Group Company any right to continued employment for any period following the Closing Date, or shall constitute an amendment to or any other modification of any New Plan or Employee Benefit Plan. Further, this Section 6.9 shall be binding upon and inure solely to the benefit of each of the Parties, and nothing in this Section 6.9, expressed or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 6.9.
          Section 6.10 Financing.
          (a) Subject to the terms and conditions of this Agreement, Buyer shall, and shall cause each of its Affiliates to, use its reasonable best efforts to obtain the Financing as soon as practicable after the date hereof on the terms and conditions described in the Financing Commitments (including the flex provisions), including using its reasonable best efforts to (i) comply with its obligations under the applicable Financing Commitments, (ii) maintain in effect the applicable Financing Commitments, (iii) negotiate and enter into definitive agreements with respect to the applicable Financing Commitments as promptly as practicable on terms and conditions (including the flex provisions) contained therein or otherwise not materially less favorable to Buyer in the aggregate than those contained in the applicable Financing Commitments, (iv) satisfy on a timely basis (taking into account the Marketing Period) all conditions applicable to Buyer contained in the applicable Financing Commitments (or any definitive agreements related thereto) within Buyer’s control, including the payment of any commitment, engagement or placement fee required as a condition to the Financing and punctual compliance with the terms, including with respect to payment of principal, interest and fees, of Buyer’s existing credit agreement and (v) upon satisfaction of such conditions, and the conditions set forth in Section 7.1 and Section 7.2 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), enforce all of its rights under the applicable Financing Commitments (or any definitive agreements related thereto) and consummate the applicable Financing on a timely basis (taking into account the Marketing Period), but in no event later than the Termination Date (it being understood that it is not a condition to Closing under this Agreement for Buyer to obtain the Financing or any Alternative Financing). Upon request, Buyer shall inform Seller and the Company on a reasonable basis of the status of its efforts to arrange the Financing and provide copies of all material documents provided to the Lenders to Seller and the Company, to the extent reasonably requested by Seller. Other than as set forth in Section 6.10(b), Buyer shall not, without the prior written consent of the Company, amend, modify, supplement or waive any of the conditions or contingencies to funding contained in the Financing Commitments (or any definitive agreements related thereto) or any other provision of, or remedies under, the Financing Commitments (or any definitive agreements related thereto), in each case if such amendment, modification, supplement or waiver would (A) reduce the aggregate net amount of the Financing or (B) impose new or additional conditions, or otherwise amend, modify or expand any conditions, to the receipt of the Financing in a manner that would reasonably be expected to (1) prevent or materially delay the consummation of the transactions contemplated hereby or

(2) adversely impact the ability of Buyer to enforce its rights against the Lenders with respect to the funding of the Financing necessary to consummate the transactions contemplated hereby. In the event all conditions applicable to the Financing Commitments have been satisfied and all of the conditions set forth in Section 7.1 and Section 7.2 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) have been satisfied (or waived), Buyer shall use its reasonable best efforts to cause the Lenders to fund the Financing required to permit Buyer to consummate the purchase of the Shares at Closing pursuant to Section 2.3 and to perform its obligations to be performed at or prior to the Closing under this Agreement as promptly as practicable, including any related repayment or refinancing of any Indebtedness of the Company or any of its Subsidiaries and payment of all of its fees and expenses required in connection with the consummation of the transactions contemplated hereby to be consummated at the Closing, including by taking enforcement action to cause the persons providing the Financing to fund such Financing. Without limiting the foregoing, Buyer shall not waive, amend or otherwise modify the obligations of the Lenders in respect of the marketing, offering and placement of a “regular way” bond deal on the terms set forth in the Fee Letter that is part of the Financing Commitments (as in effect as of the date hereof).
          (b) Buyer shall give Seller and the Company prompt notice: (i) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, would reasonably be expected to give rise to any breach or default) by any party to any Financing Commitment or definitive document related to the Financing of which Buyer or its Affiliates becomes aware; (ii) of the receipt of any written notice or other written communication from any Person with respect to any (A) breach, default, termination or repudiation by any party to any Financing Commitment or any definitive document related to the Financing or any provisions of the Financing Commitment or any definitive document related to the Financing or (B) material dispute or disagreement between or among any parties to any Financing Commitment or any definitive document related to the Financing that would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated hereby to be consummated at the Closing (but excluding, for the avoidance of doubt, any ordinary course negotiations with respect to the terms of the Financing or any definitive agreement with respect thereto, and (iii) if all or any material portion of the Financing becomes unavailable in the manner or from the sources contemplated in the Financing Commitments so as to prevent or materially delay the consummation of the transactions contemplated hereby to be consummated at the Closing.
          (c) If all or any portion of the Financing becomes unavailable, Buyer shall use its reasonable best efforts to (i) arrange to promptly obtain the Financing or such portion of the Financing from alternative sources, which may include one or more of a senior secured debt financing, an offering and sale of notes, or any other financing or offer and sale of other debt securities, or any combination thereof, in an amount sufficient, when added to any portion of the Financing that is available, to pay in cash all amounts required to be paid by Buyer in connection with the transactions contemplated by this Agreement (“Alternative Financing”) and (ii) obtain a new financing commitment letter (the “Alternative Commitment Letter”) and a new definitive agreement with respect thereto that, with respect to both clauses (i) and (ii) above, provides for financing (A) on terms not materially less favorable, in the aggregate, to Buyer than those set forth in the Financing Commitments, (B) containing conditions to draw and other terms that would reasonably be expected to affect the availability thereof that (1) are not more onerous, taken as a whole, than those conditions and terms contained in the Financing Commitments (after giving effect to all flex provisions contained therein) as of the date hereof, and (2) would not reasonably be expected to prevent or materially delay the consummation of the transactions contemplated hereby and (C) in an amount that is sufficient, when added to any portion of the Financing that is available and Buyer’s available cash resources, to pay in cash all amounts required to be paid by Buyer to consummate the purchase of the Shares at Closing pursuant to Section 2.3, including any related repayment or refinancing of any Indebtedness of the Company, Buyer or any of their respective Subsidiaries and payment of all of its fees and expenses required in connection with the consummation of the transactions contemplated by this Agreement. In such event, (w) Buyer shall be deemed to make the representations and warranties set forth in Section 5.5 with respect to the Alternative Financing as of the date the Alternative Commitment Letter is obtained by Buyer; (x) the term “Financing” as used in this Agreement shall be deemed to include any Alternative Financing, (y) the term “Financing Commitments” as used in this Agreement shall be deemed to include any Alternative Commitment Letter and (z) the term “Lenders” as used in this Agreement shall be deemed to include any source of Alternative Financing that is a party to any Alternative Commitment Letter.
          (d) Prior to the Closing, the Company shall, and shall cause its Subsidiaries to, use its reasonable best efforts to cause the officers, employees, advisors and other representatives of the Company and its Subsidiaries to, provide all reasonable cooperation with the arrangement of the Financing as may be reasonably requested by Buyer and that is customary in connection with Buyer’s efforts to obtain the Financing (provided, that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries), including using reasonable best efforts to (i) participate in a reasonable number of meetings, road shows, drafting sessions, rating agency presentations and due diligence sessions; (ii) furnish Buyer and the Lenders as promptly as reasonably practicable after written request therefor with pertinent information regarding the Company and its Subsidiaries including all financial statements and financial and other data of the type required by Regulation S-X and Regulation S-K under the Securities Act for registered offerings of securities, and of the type and form customarily included in offering documents used in private placements under Rule 144A of the Securities Act or bank information memoranda (including quarterly financial statements that have been reviewed by the Company’s auditors pursuant to SAS 100 and pro forma financial statements complying with the requirements of Regulation S-X), and other documents reasonably required to satisfy any customary negative assurance opinion, to consummate the Financings at the time the Financings are to be consummated, including all information and data necessary to satisfy the conditions set forth in paragraphs 5 and 9 of Exhibit D of the Financing Commitments (information and data required to be delivered pursuant to this clause (ii) being referred to as the “Required Financial Information”); in each case, regarding the Company and its Subsidiaries as is customary in connection with the Financing and any security required therefor; (iii) provide materials regarding the Company and its Subsidiaries to Buyer and the Lenders in the preparation of customary offering memoranda, private placement memoranda, bank information memoranda and rating agency presentations; (iv) reasonably facilitating the granting of a security interest (and perfection thereof) in collateral, guarantees, mortgages, other definitive financing documents or other certificates or documents; (v) obtaining customary authorization letters with respect to the bank information memoranda and consents of accountants for use of their reports in any materials relating to the Financing; (vi) using reasonable best efforts to obtain accountants’ comfort letters, surveys and title insurance; (vii) take commercially reasonable actions necessary to (X) permit the Lenders to evaluate the Company’s current assets, cash management and accounting systems, policies and procedures relating thereto for the purposes of establishing collateral arrangements as of the Closing and (Y) establish, effective as of the Closing, bank and other accounts and blocked account agreements and lock box arrangements in connection with the Financing; provided, that neither Seller, the Company or any of its Subsidiaries shall be required to pay any commitment or other similar fee or incur any other liability in connection with the Financing; provided, further, that none of the Company or any of its Subsidiaries shall be required to issue any offering or information document. Buyer acknowledges and agrees that neither Seller nor any Group Company or any of their respective Affiliates or any of their respective directors, officers, employees, representatives, agents or advisors (including legal, financial and accounting advisors) shall (x) be required to deliver or execute any certificates, agreements or other instruments prior to Closing (or, in the case of Seller, at any time), or (y) have any responsibility for, or incur any liability to any Person, in each case under or in connection with the arrangement of the Financing or any Alternative Financing that Buyer may raise in connection with the transactions contemplated by this Agreement, and that Buyer shall indemnify and hold harmless Seller and its Affiliates (including the Group Companies) and their respective Affiliates and directors, officers, employees, representatives, agents and advisors (including legal, financial and accounting advisors) from and against any and all Losses suffered or incurred by them in connection with the arrangement of the Financing or any Alternative Financing and any information utilized in connection therewith (other than information provided by the Company or its Subsidiaries expressly for use in connection therewith). Buyer shall, and shall cause its Affiliates to, reimburse the Company for all reasonable costs or expenses incurred by the Group Companies in connection with cooperation provided for in this Section 6.10(d).
          (e) Seller shall, and shall cause the Company and its Subsidiaries to, deliver all notices and take all other actions required by the terms of the Credit Facilities or reasonably requested by Buyer in order to permit repayment on the Closing Date of all outstanding Indebtedness under the Credit Facilities on the terms thereof and the termination of such Credit Facilities.
          Section 6.11 Certain Agreements of Buyer.
          (a) From and after the Closing Date and until the Deferred Payment Date, if any, is paid in full, Buyer shall deliver to Seller copies of (i) all quarterly compliance certificates delivered to the Lenders or the administrative agent pursuant to the senior secured credit agreement entered into in connection with the Financing and (ii) all other notices and deliverables (including, notices of default) delivered to the Lenders pursuant to the senior secured credit agreement entered into in connection with the Financing, in each case, promptly following the delivery of such documents to the Lenders. Seller shall hold and treat and will cause its officers, employees, auditors and other authorized representatives to hold and treat in confidence all documents and information concerning Buyer delivered pursuant to this Section 6.11(a) in accordance with the Confidentiality Agreement, the provisions of which are by this reference hereby incorporated herein except for disclosure.

          (b) In no event shall Buyer request any extension of credit be made under the Revolving Facility prior to the Deferred Payment Date if, after giving effect thereto and to the application of proceeds therefrom, the amount of the undrawn commitments under the Revolving Facility plus unrestricted cash of the Buyer and its restricted subsidiaries would be less than the maximum potential amount of the Deferred Payment Amount at such time (the “Minimum Liquidity Condition”).
          (c) In no event prior to the Deferred Payment Date shall Buyer terminate or permanently reduce the revolver under the senior secured credit agreement entered in connection with the Financing or amend such credit agreement in a manner that would, or reasonably could be expected to, prohibit or restrict Buyer from borrowing the Deferred Payment Funds, including by adding additional conditions precedent.
          Section 6.12 Further Assurances. From and after the Closing Date, each of the Parties shall execute and deliver such documents and other papers and take such further actions as may reasonably be required to carry out the provisions of this Agreement and give effect to the transactions contemplated hereby.
          Section 6.13 Notification of Certain Matters. From and after the date hereof until the earlier of (i) termination of this Agreement and (ii) the Closing, Seller and Buyer shall promptly notify each other in writing after becoming aware of (a) the occurrence, or non-occurrence, of any event or the existence of any fact or condition that, individually or in the aggregate, would reasonably be expected to cause any condition to the obligations of any Party to consummate the transactions contemplated by this Agreement not to be satisfied or (b) the failure of such Party to comply with any covenant or agreement to be complied with by it pursuant to this Agreement which, individually or in the aggregate, would reasonably be expected to result in any condition to the obligations of any Party to consummate the transactions contemplated by this Agreement not to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 6.13 shall not cure any breach of any representation or warranty requiring disclosure of such matter or otherwise limit or affect the remedies available hereunder to either Party, and the failure to deliver any such notice shall not affect any of the conditions set forth in ARTICLE VII; provided, further, that the delivery of any notice under this Section 6.13 shall not cause the failure of any condition set forth in ARTICLE VII to be satisfied nor shall the delivery of any such notice be deemed an admission that any condition in ARTICLE VII is not or will not be satisfied or that there has been a Company Material Adverse Effect.
ARTICLE VII.
CONDITIONS TO CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT
          Section 7.1 Conditions to the Obligations of the Company, Buyer and Seller. The obligations of the Company, Buyer and Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or, if permitted by applicable Law, waiver by the Party or Parties for whose benefit such condition exists) of the following conditions:

          (a) any applicable waiting period under the HSR Act relating to the transactions contemplated by this Agreement shall have expired or been terminated; and
          (b) no statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other Governmental Entity preventing the consummation of the transactions contemplated by this Agreement shall be in effect; provided, however, that each of Buyer, Seller and the Company shall have used reasonable best efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any injunction or other order that may be entered.
          Section 7.2 Other Conditions to the Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by Buyer of the following further conditions:
          (a) The representations and warranties of the Company in Section 3.1(a) (Organization and Qualification; Subsidiaries), Section 3.2 (Capitalization of Group Companies), Section 3.3 (Authority) and Section 3.21 (Holding Company) and the representations of Seller contained in Section 4.1 (Authority), and Section 4.3 (Title to the Shares) hereof (such representations of the Company and Seller, collectively, the “Specified Representations”) and the other representations of Seller contained in ARTICLE IV shall be true and correct in all material respects as of the Closing as though made on and as of the Closing Date, except to the extent such representations and warranties are made on and as of a specified date, in which case the same shall continue on the Closing Date to be true and correct in all material respects as of the specified date. The representations and warranties of the Company set forth in ARTICLE III hereof (other than the Specified Representations) shall be true and correct in all respects (without regard to any materiality, material adverse effect, Company Material Adverse Effect or similar materiality qualifications set forth in any such representations or warranties but, for the avoidance of doubt, with regard to knowledge and dollar threshold qualifications) as of the Closing Date as though made on and as of the Closing Date, except (i) to the extent such representations and warranties are made on and as of a specified date, in which case the same shall continue on the Closing Date to be true and correct as of the specified date and (ii) to the extent that the facts, events and circumstances that cause such representations and warranties to not be true and correct as of such dates would not have or would not reasonably be expected to have a Company Material Adverse Effect;
          (b) Seller and the Company shall have performed and complied in all material respects with all covenants required to be performed or complied with by the Company under this Agreement on or prior to the Closing Date;
          (c) prior to or at the Closing, the Company shall have delivered the following closing documents in form and substance reasonably acceptable to Buyer:
               (i) a certificate of an authorized officer of the Company, dated as of the Closing Date, to the effect that the conditions specified in Section 7.2(a) and Section 7.2(b), as applicable to the Company, have been satisfied by the Company;

               (ii) a certified copy of the resolutions of the Company’s board of directors authorizing the execution and delivery of the Agreement and the consummation of the transactions contemplated hereby;
               (iii) written resignations of each of the directors of each Group Company and, at the request of Buyer, evidence of the appointment of a designee of Buyer to the board of directors of each Group Company as of immediately prior to the Closing;
          (d) prior to or at the Closing, Seller shall have delivered the following closing documents in form and substance reasonably acceptable to Buyer:
               (i) a certificate of an authorized officer of Seller, dated as of the Closing Date, to the effect that the conditions specified in Section 7.2(a) and Section 7.2(b) as applicable to Seller, have been satisfied by Seller;
               (ii) a certified copy of the resolutions of Seller’s board of directors (or comparable governing body) authorizing the execution and delivery of the Agreement and the consummation of the transactions contemplated hereby;
          (e) prior to or at the Closing, Seller shall have delivered the items contemplated by Section 2.3(a);
          (f) since the date of this Agreement, no Group Company shall have suffered any change, development, circumstance, event or fact that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect;
          (g) the Company shall have received and provided Buyer with a copy of the pay off letters in a form reasonably acceptable to Buyer from all financial institutions and other Persons relating to the Credit Facilities (the “Pay-off Letters”); and
          (h) BGI shall not have restated any financial information referenced in Section 3.4(b) or (c) (a “Required Financial Information Restatement”) after the date hereof that, in the aggregate, results in a decrease in EBITDA of more than $5,000,000 for the twelve month period ended June 30, 2010 (excluding the effect of adjustments to reserves in respect of returns or deferred revenue solely as a result of accounting in respect of returns).
          Section 7.3 Other Conditions to the Obligations of the Company and Seller. The obligations of the Company and Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by the Company and Seller of the following further conditions:
          (a) the representations and warranties of Buyer set forth in ARTICLE V hereof shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date, except to the extent such representations and warranties are made on and as of a specified date, in which case the same shall continue on the Closing Date to be true and correct as of the specified date;

          (b) Buyer shall have performed and complied in all material respects with all covenants required to be performed or complied with by it under this Agreement on or prior to the Closing Date;
          (c) prior to or at the Closing, Buyer shall have delivered a certificate of an authorized officer of Buyer, dated as of the Closing Date, to the effect that the conditions specified in Section 7.3(a) and Section 7.3(b) have been satisfied;
          (d) prior to or at the Closing, Buyer shall have taken the actions, and delivered the items, contemplated by Section 2.3(b); and
          (e) Buyer shall have delivered to Seller Joinders duly executed by each of the Guarantors.
          Section 7.4 Frustration of Closing Conditions. No Party may rely on the failure of any condition set forth in this ARTICLE VII to be satisfied if such failure was caused by such Party’s failure to use reasonable best efforts to cause the Closing to occur, as required by Section 6.3.
ARTICLE VIII.
TERMINATION; AMENDMENT; WAIVER
          Section 8.1 Termination. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing:
          (a) by mutual written consent of Buyer and Seller;
          (b) by Buyer, if any representation or warranty of the Company set forth in ARTICLE III or Seller set forth in ARTICLE IV shall not be true and correct or if the Company or Seller has failed to perform any covenant or agreement on the part of Seller or the Company, respectively, set forth in this Agreement (including an obligation to consummate the Closing) such that the condition to Closing set forth in either Section 7.2(a) or Section 7.2(b) would not be satisfied and the breach or breaches causing such representation or warranty not to be true and correct, or such failure to perform any covenant or agreement, as applicable, is not cured within thirty (30) days after written notice thereof is delivered to Seller; provided that Buyer is not then in breach of this Agreement so as to prevent the condition to Closing set forth in either Section 7.3(a) or Section 7.3(b) from being satisfied;
          (c) by Seller, if any representation or warranty of Buyer set forth in ARTICLE V shall not be true and correct or if Buyer has failed to perform any covenant or agreement on the part of Buyer set forth in this Agreement (including an obligation to consummate the Closing) such that the condition to Closing set forth in either Section 7.3(a) or Section 7.3(b) would not be satisfied and the breach or breaches causing such representation or warranty not to be true and correct, or such failure to perform any covenant or agreement, as applicable, is not cured within thirty (30) days after written notice thereof is delivered to Buyer; provided that neither Seller nor any Group Company is then in breach of this Agreement so as to prevent the condition to Closing set forth in either Section 7.2(a) or Section 7.2(b) from being satisfied;
          (d) by either Party, if (i) the transactions contemplated by this Agreement shall not have been consummated on or prior to January 13, 2011 (the “Termination Date”); and (ii) the Party seeking to terminate this Agreement pursuant to this Section 8.1(d) shall not have breached in any material respect any obligation under this Agreement in any manner that shall have proximately caused the failure to consummate the transactions contemplated by this Agreement on or before the Termination Date; provided, however, that if, (A) as of such date, the conditions set forth in Section 7.1(a) or Section 7.1(b) are not satisfied or waived, then, in each such case, the Termination Date shall be extended to April 20, 2011 or (B) as of December 31, 2010, the conditions set forth in Section 7.1(a) and Section 7.1(b) have been satisfied or waived but the Marketing Period shall not have been completed on or prior to January 12, 2011, the Termination Date shall be extended to February 11, 2010; provided, further, that any termination of this Agreement by Buyer pursuant to this Section 8.1(d) shall be deemed a termination pursuant to Section 8.1(f) if Seller were entitled to terminate this Agreement under Section 8.1(f) at the time of such termination;
          (e) by any Party, if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree or ruling or other action shall have become final and nonappealable; provided that the Party seeking to terminate this Agreement pursuant to this Section 8.1(e) shall have used reasonable best efforts to remove such order, decree, ruling, judgment or injunction; or
          (f) by Seller, if (i) all of the conditions set forth in Section 7.1 and Section 7.2 have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the Closing) and (ii) Buyer fails to consummate the transactions contemplated by this Agreement within five (5) Business Days following the date on which the Closing should have occurred pursuant to Section 2.2 due to a Financing Failure; provided, that any termination of this Agreement by Buyer pursuant to Section 8.1(d) shall be deemed a termination pursuant to this Section 8.1(f) if Seller were entitled to terminate this Agreement under this Section 8.1(f) at the time of such termination.
          Section 8.2 Effect of Termination.
          (a) In the event of the termination of this Agreement pursuant to Section 8.1, this entire Agreement shall forthwith become void (and there shall be no liability or obligation on the part of Buyer, Seller or the Company or their respective officers, directors or equityholders) with the exception of (i) the provisions of this Section 8.2, Section 6.5, Section 6.10(d) and ARTICLE X, each of which shall survive such termination and remain valid and binding obligations of the Parties, and (ii) any liability of any Party for any willful misconduct constituting a knowing and intentional failure to perform any of its covenants under this Agreement prior to such termination (including any failure by any Party to consummate the transactions contemplated by this Agreement if it is obligated to do so hereunder); provided that if this Agreement is terminated or deemed terminated by Seller pursuant to Section 8.1(f), then Buyer shall pay an amount equal to $70,000,000 (the “Financing Failure Termination Fee”) to

Seller no later than ten (10) Business Days after such termination, by wire transfer of same day funds to an account designated by Seller; and provided, further, that, if (x) this Agreement is terminated by Seller pursuant to Section 8.1(d) following the extension of the Termination Date as provided thereunder (other than in circumstances where Seller may terminate this Agreement pursuant to Section 8.1(f)) and (y) as of the Termination Date, as so extended, all of the conditions to this Agreement shall have been satisfied or waived (other than the conditions set forth in Section 7.1(a) or 7.1(b) and those conditions that by their terms are to be satisfied at the Closing), then Buyer shall pay an amount equal to $35,000,000 (the “HSR Failure Termination Fee”) to Seller no later than ten (10) Business Days after such termination, by wire transfer of same day funds to an account designated by Seller. In the event of a termination or deemed termination of this Agreement pursuant to (A) Section 8.1(f) (other than in circumstances where Seller may terminate this Agreement pursuant to Section 8.1(c) in the event of a knowing and intentional breach of Section 6.10 by Buyer that shall have proximately caused a Financing Failure and Seller has suffered Losses in excess of $70,000,000) or (B) Section 8.1(d) following the extension of the Termination Date as provided thereunder (other than in circumstances where Seller may terminate this Agreement pursuant to Section 8.1(f)), provided that, as of the Termination Date, as so extended, all of the conditions to this Agreement shall have been satisfied or waived (other than the conditions set forth in Section 7.1(a) or 7.1(b) and those conditions that by their terms are to be satisfied at the Closing), Seller’s right to receive payment of the Financing Failure Termination Fee or the HSR Failure Termination Fee, as applicable, from Buyer pursuant to this Section 8.2(a) shall be the sole and exclusive remedy of Seller against Buyer and the Financing Parties for any loss or damage suffered as a result of the breach of this Agreement or any representation, warranty, covenant or agreement contained herein by Buyer or the failure of the transactions contemplated hereby to be consummated or arising from any claim or cause of action in connection with this Agreement or the transactions contemplated hereby, and upon payment of the Financing Failure Termination Fee or the HSR Failure Termination Fee, as applicable, in accordance with this Section 8.2(a) as a result of such termination, none of Buyer nor any of its Affiliates nor any of the Financing Parties shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement. For the avoidance of doubt, in the event of a termination or deemed termination of this Agreement pursuant to Section 8.1(f), the Financing Failure Termination Fee shall not be payable in the event that (x) Buyer shall be entitled to terminate this Agreement pursuant to Section 8.1(b) (after giving effect to the notice requirement and cure opportunity set forth therein) as a result of a knowing and intentional breach by Seller of the covenants and agreements contained in Section 6.10, and (y) such breach shall have proximately caused a Financing Failure shall have occurred. For the avoidance of doubt, prior to the termination of this Agreement in accordance with its terms, the Parties shall have the right to any and all remedies conferred hereby or by Law or equity.
          (b) If Buyer fails to timely pay either the Financing Failure Termination Fee or the HSR Failure Termination Fee, as applicable, when due pursuant to Section 8.2(a), and, in order to obtain the payment, Seller commences a proceeding which results in a judgment (or any settlement payment) against Buyer or any other Person for payment of pay either the Financing Failure Termination Fee or the HSR Failure Termination Fee, as applicable, or any portion thereof, Buyer shall pay Seller its reasonable costs and expenses (including reasonable attorneys’ fees) in connection with such proceeding, together with interest on such amount at the prime rate as published in The Wall Street Journal in effect on the date such amount was required to be made through the date such amount was actually received.
          (c) In no event shall Seller be entitled to receive both the Financing Failure Termination Fee and the HSR Failure Termination Fee.
          (d) The Parties acknowledge that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Parties would not enter into this Agreement. The Parties acknowledge that the Financing Failure Termination Fee and the HSR Failure Termination Fee, in the circumstances in which such fee becomes payable, constitutes liquidated damages and is not a penalty.
          Section 8.3 Amendment. This Agreement and the Schedules may be amended or modified only by a written agreement executed and delivered by duly authorized officers of Buyer, Seller, and the Company. Neither this Agreement nor the Schedules may be modified or amended except as provided in the immediately preceding sentence and any purported amendment by any Party or Parties effected in a manner which does not comply with this Section 8.3 shall be void.
          Section 8.4 Extension; Waiver. Subject to Section 8.1(d), at any time prior to the Closing, Seller (on behalf of itself and the Company) may (a) extend the time for the performance of any obligation or other act of Buyer contained herein, (b) waive any inaccuracy in the representations and warranties of Buyer contained herein or in any document, certificate or writing delivered by Buyer pursuant hereto or (c) waive compliance by Buyer with any agreement or condition contained herein. Subject to Section 8.1(d), at any time prior to the Closing, Buyer may (i) extend the time for the performance of any obligation or other act of the Company or Seller contained herein, (ii) waive any inaccuracy in the representations and warranties of the Company and Seller contained herein or in any document, certificate or writing delivered by the Company or Seller pursuant hereto or (iii) waive compliance by the Company and Seller with any agreement or condition contained herein. Any agreement on the part of any Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. The failure of any Party to assert any of its rights hereunder shall not constitute a waiver of such right.
ARTICLE IX.
SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS;
INDEMNIFICATION
          Section 9.1 Survival of Representations, Warranties and Covenants.
          (a) The representations and warranties of the Company and Seller contained in ARTICLE III and ARTICLE IV, respectively, (other than the Specified Representations) or in any certificate delivered pursuant to Section 7.2(c)(i) shall survive the Closing until October 31, 2011, and (ii) the Specified Representations shall survive the Closing until the third (3rd) anniversary of the Closing Date.

          (b) (i) The representations and warranties of Buyer contained in Section 5.3 (Consents and Approvals; No Violations), Section 5.4 (Brokers), Section 5.5 (Financing), Section 5.6 (Solvency), Section 5.7 (Regulatory Matters) and Section 5.8 (Investigation; No Other Representations) or in any certificate delivered pursuant to Section 7.3(c) shall survive the Closing until October 31, 2011, and (ii) the representations and warranties of Buyer contained in Section 5.1 (Organization) and Section 5.2 (Authority) shall survive the Closing until the third (3rd) anniversary of the Closing Date.
          (c) All covenants set forth herein to be performed at or prior to the Closing and the covenants set forth in Section 9.2(a)(iii) shall survive the Closing until October 31, 2011. Those covenants set forth herein that expressly require performance after the Closing Date shall survive the Closing to the extent provided in their respective terms.
          Section 9.2 General Indemnification.
          (a) Subject to the other provisions of this ARTICLE IX, from and after the Closing, Seller shall indemnify, defend and hold Buyer and its Affiliates (including the Company) and their respective Affiliates and directors, officers, employees, representatives, agents and advisors (including legal, financial and accounting advisors) (each, a “Buyer Indemnitee”) harmless from any damages, losses, costs, liabilities, obligations, deficiencies, penalties, fines, impositions, assessments, claims of any kind, interest or expenses (including reasonable attorneys’ fees and expenses) (each, a “Loss”) suffered or paid, directly or indirectly, as a result of, in connection with, or arising out of (i) any breach of any representation or warranty made by the Company or Seller contained in ARTICLE III or ARTICLE IV, respectively, as if each such representations or warranty was made on the date hereof and as of the Closing, or in the certificate delivered by the Company pursuant to Section 7.2(c)(i), without regard to any materiality, material adverse effect, Company Material Adverse Effect or similar materiality qualifications set forth in any such representations or warranties (except in the case of Section 3.4 (Financial Statements), Section 3.8 (Absence of Certain Changes and Undisclosed Liabilities) and Section 3.18(b) (Personal Property) but, for the avoidance of doubt, knowledge qualifications and dollar thresholds shall not be disregarded, (ii) any breach by the Company (prior to the Closing) or Seller of any of the covenants or agreements contained herein which are to be performed by the Company (prior to the Closing) or Seller, (iii) any Seller Expenses or Indebtedness of any Group Company (other than pursuant to the Financing Commitments), in each case, that is outstanding as of immediately prior to the Closing and is neither repaid on or before the Closing nor included in the determination of the Final Purchase Price, (iv) any Taxes arising out of the Texas Audits and (v) any Taxes arising out of the IRS Audit; provided, however, that Seller shall not be liable for any such Loss to the extent resulting from, incurred in connection with or arising out of an Engagement Termination or to the extent resulting from adjustments to reserves in respect of returns or deferred revenue solely as a result of accounting in respect of returns as reflected in any restatement of the Financial Statements.
          (b) Subject to the other provisions of this ARTICLE IX, from and after the Closing, Buyer shall, and shall cause each Group Company to, indemnify, defend and hold Seller and its Affiliates and their respective Affiliates and directors, officers, employees, representatives, agents, and advisors (including legal, financial and accounting advisors) (each, a

“Seller Indemnitee”) harmless from any Loss suffered or paid, directly or indirectly, as a result of, in connection with, or arising out of (i) any breach of any representation or warranty made by Buyer contained in ARTICLE V as if each such representation or warranty was made on the date hereof and as of the Closing, or in any certificate delivered to the Company or Seller pursuant to this Agreement (without regard to any materiality, material adverse effect or similar materiality qualification set forth in any such representations or warranties but, for the avoidance of doubt, knowledge, qualifications and dollar thresholds shall not be disregarded), (ii) any breach by Buyer of any of its covenants or agreements contained herein and (iii) any breach by any Group Company of any of its covenants or agreements contained herein which are to be performed by such Group Company after the Closing Date.
          (c) The obligations to indemnify and hold harmless pursuant to this Section 9.2 shall survive the consummation of the transactions contemplated hereby for the applicable period set forth in Section 9.1, except for claims for indemnification asserted prior to the end of such applicable period (which claims shall survive until final resolution thereof). No Buyer Indemnitee shall be entitled to be indemnified from or held harmless against any Loss pursuant to the terms of this Section 9.2 unless such Buyer Indemnitee delivers a Notice of Claim to Seller pursuant to Section 10.2 on or prior to the expiration of the applicable survival period set forth in Section 9.1.
          Section 9.3 Third Party Claims.
          (a) If a Claim by a Person who is not a Party or an Affiliate thereof (including such a Claim with respect to or arising out of Taxes brought by the Internal Revenue Service or a similar Governmental Entity) (a “Third Party Claim”) is made against any Person entitled to indemnification pursuant to Section 9.2 (an “Indemnified Party”), and if such Person intends to seek indemnity with respect thereto under this ARTICLE IX, such Indemnified Party shall promptly, following the Indemnified Party’s knowledge of such Third Party Claim, give a Notice of Claim to the Party obligated to indemnify such Indemnified Party (such notified Party, the “Responsible Party”); provided that the failure to give such Notice of Claim shall not affect the Indemnified Party’s right to seek indemnification pursuant to this ARTICLE IX and shall not relieve the Responsible Party of its obligations hereunder, except to the extent that the Responsible Party is actually prejudiced thereby. The Responsible Party shall have thirty (30) days after receipt of such notice to assume the conduct and control, through counsel (including, as applicable, counsel and/or an accounting firm in the case of a Claim relating to Taxes) reasonably acceptable to the Indemnified Party and at the expense of the Responsible Party, of the settlement or defense thereof. The Indemnified Party shall reasonably cooperate and assist the Responsible Party in determining the validity of any Third Party Claim for indemnity by the Indemnified Party and in otherwise resolving such matters. Such assistance and cooperation shall include providing reasonable access to and copies of information, records and documents relating to such matters, furnishing employees to assist in the investigation, defense and resolution of such matters and providing legal and business assistance with respect to such matters during normal business hours and after reasonable advance notice.
          (b) If the Responsible Party assumes the defense or settlement of such claim in good faith in accordance herewith: (i) the Responsible Party shall permit the Indemnified

Party to participate in such settlement or defense through counsel chosen by such Indemnified Party (the fees and expenses of such counsel shall be borne by such Indemnified Party); and (ii) the Indemnified Party shall not pay or settle any such claim and shall not file any papers or consent to the entry of any judgment or enter into any settlement with respect to such Third Party Claim without the prior written consent of the Responsible Party. If the Responsible Party does not notify the Indemnified Party within thirty (30) days after the receipt of the Indemnified Party’s Notice of Claim hereunder that it elects to undertake the defense thereof, the Indemnified Party shall have the right to contest, settle or compromise the claim but shall not thereby waive any right to indemnity therefor pursuant to this Agreement. The Responsible Party shall not, except with the consent of the Indemnified Party, enter into any settlement that does not include as a term thereof the giving by the Person(s) asserting such claim to all Indemnified Parties of a release from all liability with respect to such claim or consent to entry of any judgment, unless any liability resulting from such settlement is a Loss that is indemnifiable in full hereunder.
          (c) All of the Parties shall act in good faith in responding to, defending against, settling or otherwise dealing with any Third Party Claims in respect of which indemnity may be sought pursuant to this ARTICLE IX, and shall reasonably cooperate in such defense and furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith.
          (d) For the avoidance of doubt with respect to the Texas Audits and IRS Audits, Seller shall control such audits from and after the Closing Date and shall control any subsequent proceedings relating thereto from and after the Closing Date.
          Section 9.4 Limitations on Indemnification Obligations. Except in the case of fraud, the rights of the Buyer Indemnitees and the Seller Indemnitees to indemnification pursuant to the provisions of Section 9.2 are subject to the following limitations:
          (a) the Buyer Indemnitees shall not be entitled to recover Losses pursuant to Section 9.2(a)(i) unless and until the total amount of Losses which the Buyer Indemnitees would recover under Section 9.2(a)(i) (except with respect to any breach of (i) any of the representations and warranties of the Company contained in Section 3.11 (Employee Plans) and Section 3.16 (Tax Matters) or (ii) any breach of a Specified Representation), but for this Section 9.4(a), exceeds $8,500,000 (the “Deductible”), in which case, following the incurrence by the Buyer Indemnitees of Losses in excess of the Deductible, the Buyer Indemnitees shall be entitled to recover only the Losses incurred by them in excess of $4,250,000;
          (b) the Buyer Indemnitees shall not be entitled to recover for any particular Loss (including any series of related Losses) pursuant to Section 9.2(a)(i) (except with respect to any breach of (i) any Specified Representation or (ii) the representations and warranties of the Company contained in Section 3.4 (Financial Statements), Section 3.8 (Absence of Changes and Undisclosed Liabilities), Section 3.11 (Employee Plans) and Section 3.16 (Tax Matters)) unless such Loss (including any series of similar or related Losses) equals or exceeds $25,000;
provided, that, for purposes of determining the thresholds set forth in the immediately preceding two paragraphs, any reference in the representations and warranties of the Company and Seller contained in ARTICLE III and ARTICLE IV (other than Section 3.4 (Financial Statements), Section 3.8 (Absence of Changes and Undisclosed Liabilities) and Section 3.18(b) (Personal Property)) to materiality, material adverse effect, Company Material Adverse Effect or similar qualifications shall be disregarded but, for the avoidance of doubt, knowledge and dollar threshold qualifications shall not be disregarded);
          (c) without limiting the last paragraph of this Section 9.4, the maximum liability of Seller with respect to Losses indemnifiable (i) pursuant to Section 9.2(a) (except with respect to (x) any breach of the Specified Representations and Section 3.20 (Regulatory Matters) or (y) Section 9.2(a)(iii), (iv) or (v)), together with any Losses indemnifiable with respect to any breach of the Specified Representations or any representation or warranty of the Company contained in Section 3.20 (Regulatory Matters), shall be equal to $42,500,000 in the aggregate; (ii) pursuant to Section 9.2(a) with respect to any breach of any representation or warranty of the Company contained in Section 3.20 (Regulatory Matters), together with any Losses indemnifiable pursuant to Section 9.2(a) (except with respect to Section 9.2(a)(iii), (iv) or (v)) shall be equal to $85,000,000 in the aggregate, (iii) pursuant to Section 9.2(a) with respect to (x) willful misconduct constituting an intentional and knowing breach of Seller’s covenants hereunder and (y) Section 9.2(a)(iii), together with any Losses indemnifiable pursuant to Section 9.2(a), shall not exceed $125,000,000 in the aggregate, or (iv) pursuant to Section 9.2(a) with respect to (x) any breach of any Specified Representation and (y) Section 9.2(a)(iv) or (v), together with any Losses indemnifiable pursuant to Section 9.2(a) shall not exceed an amount equal to the Purchase Price;
          (d) the amount of any and all Losses shall be determined net of any amounts recovered by the Buyer Indemnitees under insurance policies or from other third party collateral sources (such as contractual indemnities of any Person which are contained outside of this Agreement) with respect to such Losses;
          (e) the Buyer Indemnitees shall not be entitled to indemnification pursuant to Section 9.2(a) for any Loss to the extent that such Loss was taken into account in the determination of the Final Purchase Price pursuant to Section 2.4; and
          (f) no Buyer Indemnitee or Seller Indemnitee shall be entitled to indemnification pursuant to this ARTICLE IX with respect to, and solely to the extent that, any Loss would have been mitigated had such Buyer Indemnitee or Seller Indemnitee, as applicable, had used commercially reasonable efforts to mitigate all Losses (solely to the extent such efforts are required by Law) after becoming aware of any event which could reasonably be expected to give rise to such Loss, including seeking indemnification pursuant to the Agreement and Plan of Merger, dated June 20, 2008, by and among Seller, Bondi Merger Sub, Inc., BGI and T.I. GPO, Inc. and the Escrow Agreement, dated as of August 15, 2008, by and among BGI, the Company, T.I. GPO, Inc. and Wells Fargo Bank, N.A.
Except in the case of fraud, the sole recourse of any Buyer Indemnitee for any Losses that are indemnifiable or recoverable hereunder from Seller pursuant to this ARTICLE IX shall be an offset against the Deferred Payment Amount and, if applicable, the Seller Note, in which event the Deferred Payment Amount and, if applicable, the Seller Note shall be reduced by any such amounts so offset; provided, however, that in the event any claim for Losses pursuant to Section

9.2(a)(iv) or 9.2(a)(v) is outstanding and not resolved as of the Deferred Payment Date, the Deferred Payment shall not be reduced in respect of such claim by more than $15,000,000. In any case where a Buyer Indemnitee recovers, under insurance policies or from other third party collateral sources, any amount in respect of a matter for which such Buyer Indemnitee was fully indemnified pursuant to Section 9.2(a), such Buyer Indemnitee shall promptly pay over to Seller the amount so recovered (after deducting therefrom the amount of such Losses not previously indemnified by Seller and the expenses incurred by such Buyer Indemnitee in procuring such recovery), but not in excess of the sum of (i) any amount previously so offset against the Deferred Payment Amount in respect of such matter and (ii) any amount expended by Seller in pursuing or defending any claim arising out of such matter.
          Section 9.5 Treatment of Indemnity Payments. All payments offset against the Deferred Payment Amount or otherwise made pursuant to this ARTICLE IX shall be treated as adjustments to the Purchase Price for tax purposes, unless otherwise required by Law, and such agreed treatment shall govern for purposes of this Agreement. In determining the amount of any indemnification payment for a Loss suffered or incurred by a Buyer Indemnitee or Seller Indemnitee, as applicable (each, an “Indemnitee”) hereunder, the amount of such Loss shall be (i) increased to take into account any additional cash Tax cost actually incurred by the Indemnitee arising from the receipt of indemnification payments hereunder (“Tax Costs”) and (ii) decreased to take into account any deduction, credit or other tax benefit that results in an actual reduction in cash Taxes owed by the Indemnitee with respect to such Loss (“Tax Benefits”), in each case only in the year the Loss is incurred. In computing the amount of any such Tax Cost or Tax Benefit, the Indemnitee shall be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any item arising from the receipt of any indemnification payment hereunder or the incurrence or payment of any indemnified Loss.
          Section 9.6 Exclusive Remedy. Except (i) in the case of fraud, (ii) with respect to the matters covered by Section 2.4 and (iii) in the case where a Party seeks to obtain specific performance pursuant to Section 10.14, from and after the Closing the rights of the Parties to indemnification pursuant to the provisions of this ARTICLE IX shall be the sole and exclusive remedy for the Parties and any Indemnified Party with respect to any matter in any way arising from or relating to this Agreement or its subject matter.
ARTICLE X.
MISCELLANEOUS
          Section 10.1 Entire Agreement; Assignment. This Agreement (a) constitutes the entire agreement among the Parties or between Seller or the Company, on the one hand, and Buyer, on the other hand, with respect to the subject matter hereof and supersedes all other prior agreements and understandings (if any), both written and oral, between or among the Parties with respect to the subject matter hereof, (b) is a “Definitive Agreement” as defined in and for the purposes of the Confidentiality Agreement and (c) shall not be assigned by any Party (whether by operation of law or otherwise), except in order to grant a security interest herein to a Lender, without the prior written consent of Buyer and Seller; provided, that, Buyer may assign this Agreement to any wholly-owned Subsidiary of Buyer so long as Buyer remains liable under the terms of this Agreement. Any attempted assignment of this Agreement not in accordance with the terms of this Section 10.1 shall be void.
          Section 10.2 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been delivered and received if: (i) delivered in person, on the day of such delivery, (ii) by facsimile or E-mail to two (2) Persons authorized to receive notices, requests, claims, demands and other communications on behalf of the applicable Party (in each case, followed by overnight courier), on the day on which such facsimile or E-mail (expressly identified as a communication pursuant to this Section 10.2) was sent, (iii) by overnight courier, on the second (2nd) Business Day after the sending thereof, or (iv) by registered or certified mail (postage prepaid, return receipt requested) on the seventh (7th) Business Day after the mailing thereof, to the other Parties as follows:

To Buyer or to the Company (after the Closing):

MedAssets, Inc.
100 North Point Center East, Suite 200
Alpharetta, GA 30022
Attention:	Jonathan H. Glenn
Facsimile:	(678) 323-2515
E-mail:	jglenn@medassets.com

with a copy (which shall not constitute notice to Buyer) to:

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, NY 10019
Attention:	Steven J. Gartner, Esq.
Morgan D. Elwyn, Esq.
Facsimile:	(212) 728-8111
E mail:	sgartner@willkie.com
melwyn@willkie.com

To Seller:

Broadlane Holdings, LLC
13727 Noel Road
Suite 1400
Dallas, TX 75240
Attention:	Patrick Ryan, Chief Executive Officer
Jonathan Napier, General Counsel
Facsimile:	(972) 813-4598
(972) 813-8509
E mail:	pat.ryan@broadlane.com
jonathan.napier@broadlane.com

with a copy (which shall not constitute notice to Seller) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019-6064
Attention:	Paul D. Ginsberg
Ariel J. Deckelbaum
Facsimile:	(212) 757-3990
E mail:	pginsberg@paulweiss.com
ajdeckelbaum@paulweiss.com

To the Company (prior to the Closing)

Broadlane Intermediate Holdings, Inc.
13727 Noel Road
Suite 1400
Dallas, TX 75240
Attention:	Patrick Ryan, Chief Executive Officer
Jonathan Napier, General Counsel
Facsimile:	(972) 813-4598
(972) 813-8509
E mail:	pat.ryan@broadlane.com
jonathan.napier@broadlane.com

with copies (which shall not constitute notice to the Company) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019-6064
Attention:	Paul D. Ginsberg
Ariel J. Deckelbaum
Facsimile:	(212) 757-3990
E mail:	pginsberg@paulweiss.com
ajdeckelbaum@paulweiss.com
or to such other address as the Party to whom notice is given may have previously furnished to the others in writing in the manner set forth above.
          Section 10.3 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of New York.
          Section 10.4 Fees and Expenses. Except as otherwise set forth in this Agreement, all fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses; provided that in the event that the transactions contemplated by this Agreement are consummated, Buyer shall, or shall cause the Company to, pay all Seller Expenses that are unpaid prior to the Closing to the extent the Purchase Price is reduced in an amount equal to such Seller Expenses pursuant to Section 2.4.
          Section 10.5 Construction; Interpretation.
          (a) The term “this Agreement” means this Stock Purchase Agreement together with the disclosure schedules to this Agreement (the “Schedules”) hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. The headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. No Party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any Party.
          (b) Unless otherwise indicated to the contrary herein by the context or use thereof:
               (i) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole, including the Schedules, and not to any particular section, subsection, paragraph, subparagraph or clause contained in this Agreement;
               (ii) masculine gender shall also include the feminine and neutral genders, and vice versa;
               (iii) words importing the singular shall also include the plural, and vice versa;
               (iv) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”;
               (v) references herein to this Agreement, the Financing Commitments or any Ancillary Document which is a contract or agreement shall mean such contract or agreement as amended, supplemented or modified from time to time in accordance with the terms thereof;
               (vi) references herein to any Law or any license shall mean such Law or license as amended, modified, codified, reenacted, supplemented or superseded in whole or in part, and in effect from time to time; and
               (vii) references herein to any Law shall be deemed also to refer to all rules and regulations promulgated thereunder, including all statutory and regulatory provisions consolidating, amending, replacing or interpreting or supplementing such Law or regulation.
          Section 10.6 Schedules. All Schedules, or documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement. Any item disclosed in any Schedule referenced by a particular section in this Agreement shall be deemed to have been disclosed with respect to every other section in this Agreement if the relevance of such disclosure to such other section is reasonably apparent. The specification of any dollar amount in the representations or warranties contained in this Agreement or the inclusion of any specific item in any Schedule is not intended to imply that such amounts, or higher or lower amounts or the items so included or other items, are or are not material, and no Party shall use the fact of the setting of such amounts or the inclusion of any such item in any dispute or controversy as to whether any obligation, items or matter not described herein or included in a Schedule is or is not material for purposes of this Agreement.
          Section 10.7 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns and, except as provided in Section 6.6, Section 6.10(d), ARTICLE IX and the last sentence of this Section 10.7, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement. The Financing Parties shall be express third party beneficiaries with respect to Section 8.2(a), Section 10.12, Section 10.13 and Section 10.14(b).
          Section 10.8 Severability. If any term or other provision of this Agreement is invalid, illegal or unenforceable, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party.
          Section 10.9 Counterparts; Facsimile Signatures. This Agreement may be executed in one or more counterparts (including by facsimile or portable document format (pdf)), each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or pdf shall be effective as delivery of a manually executed counterpart to this Agreement.
          Section 10.10 Knowledge of the Company. For all purposes of this Agreement, the phrase “to the Company’s knowledge” and “known by the Company” and any derivations thereof shall mean as of the applicable date, the actual knowledge of Patrick Ryan, Joe Greskoviak, Tom Sherry, Michael Berryhill, Greg Ericson, Jonathan Napier, Michael Lozich, Laurie Jackson, Melinda May, Paul Carmody, David Klumpe, Jason Erdell and Kathy Ayers, none of whom shall have any personal liability or obligations regarding such knowledge.
          Section 10.11 Limitation on Damages and Remedies. Notwithstanding anything to the contrary set forth herein, no Party shall be liable for any punitive, special, speculative or exemplary damages, relating to any breach of representation, warranty or covenant contained in this Agreement, any Ancillary Document or in any certificate delivered pursuant hereto or thereto; provided, that Parties shall be liable for consequential damages (including loss of revenue, income or profits, loss or diminution in value of assets of securities) which are reasonably foreseeable based on the facts and circumstances giving rise to or underlying the applicable Loss but only to the extent reasonable and for a reasonable and commercial period of time; provided, further, that in no event shall any Party be liable for Losses calculated on the basis of a multiplier or similar concept to the extent such Losses arise from one time, non-

recurring circumstances that do not impact any fiscal period other than the fiscal period in which such Losses have arisen. Except in the case of fraud, no breach of any representation, warranty or covenant contained herein or in any certificate delivered pursuant to this Agreement shall give rise to any right on the part of Buyer or Seller to rescind this Agreement or any of the transactions contemplated hereby following the Closing.
          Section 10.12 WAIVER OF JURY TRIAL. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, (INCLUDING IN ANY ACTION OR PROCEEDING INVOLVING ANY OF THE FINANCING PARTIES) IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH PARTY HEREBY FURTHER AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
          Section 10.13 Jurisdiction and Venue. Each of the Parties (i) submits to the exclusive jurisdiction of any state or federal court sitting in New York, New York, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, including the Financing (including any such action or proceeding involving any of the Financing Parties), (ii) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court and (iii) agrees not to bring any such action or proceeding in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other Party with respect thereto. Each Party agrees that service of summons and complaint or any other process that might be served in any action or proceeding may be made on such Party by sending or delivering a copy of the process to the Party to be served at the address of the Party and in the manner provided for the giving of notices in Section 10.2. Nothing in this Section 10.13, however, shall affect the right of any Party to serve legal process in any other manner permitted by Law. Each Party agrees that a final, nonappealable judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law. Each Party further agrees that it will not commence or join in any action or proceeding relating to this Agreement or the transactions contemplated hereby, including the Financing, against any of the Financing Parties other than in any state or federal court sitting in New York, New York.
          Section 10.14 Remedies.
          (a) Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their respective obligations under the provisions of this Agreement in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that, subject to Section 8.2 and Section 10.14(b), prior to the valid termination of this Agreement pursuant to Section 8.1, the Parties shall be entitled to seek an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement (including Section 6.10 and Buyer’s obligation to consummate the transactions contemplated by this Agreement if it is required to do so hereunder), in each case without posting a bond or undertaking, this being in addition to any other remedy to which they are entitled at law or in equity. Subject to Section 10.14(b), the foregoing right shall include the right of Seller to cause Buyer to use its reasonable best efforts to seek to enforce the terms of the Financing Commitment (and any definitive agreements related thereto) against the Financing Parties and any other applicable Person to the fullest extent permissible pursuant to such Financing Commitments (or any definitive agreements related thereto) and applicable Laws and to thereafter use its reasonable best efforts to cause the transactions contemplated hereby to be consummated at the Closing, in each case, if the conditions set forth in Section 7.1, Section 7.2 and Section 7.3 have been satisfied or waived (other than conditions which by their nature cannot be satisfied until the Closing, but subject to the satisfaction or waiver of those conditions at the Closing). Buyer shall cooperate with the Company and Seller in connection with any such enforcement efforts related to enforcing the terms of the Financing Commitments (or any definitive agreement related thereto) pursuant to this Section 10.14.
          (b) Notwithstanding any other provision of this Agreement, it is explicitly agreed that, except for their obligations to provide the Financing pursuant to the Financing Commitments, the Financing Parties will not have any liability in monetary damages or otherwise, or owe any obligation to the Group Companies, Seller and their respective Affiliates and equityholders hereunder or under the Financing Commitments or in connection with the transactions contemplated hereby or thereby or arising from any claim or cause of action in connection therewith. For the avoidance of doubt, in no event shall Seller be entitled to enforce or seek to enforce specifically Buyer’s obligation to complete the Closing in the event of a Financing Failure.
          Section 10.15 Attorney-Client Privilege and Conflict Waiver. Paul, Weiss, Rifkind, Wharton & Garrison LLP and Epstein Becker & Green, P.C. have each represented Seller and the Group Companies. All of the parties recognize the community of interest that exists and will continue to exist until the Closing, and the parties agree that such community of interest should continue to be recognized after the Closing. Specifically, the parties agree that (a) Buyer shall not, and from and after the Closing shall cause each of the Group Companies to not, seek to have Paul, Weiss, Rifkind, Wharton & Garrison LLP or Epstein Becker & Green, P.C. disqualified from representing Seller in any dispute (whether in contract or tort) that may arise between Seller, on the one hand, and Buyer or, from and after the Closing, any Group Company, on the other, based upon, arising out of or related to this Agreement or any of the transactions contemplated hereby in whole or in part and (b) in connection with any dispute that may arise between Seller, on the one hand, Buyer or, from and after the Closing, the Group

Companies and their respective successors, stockholders, employees, officers, partners, members, trustees, directors, managers, agents and representatives, on the other, Seller (and not any Group Company) will have the right to decide whether or not to waive any attorney-client privilege that may apply to any communications between any Group Company and Paul, Weiss, Rifkind, Wharton & Garrison LLP or Epstein Becker & Green, P.C. that occurred on or prior to the Closing.
          Section 10.16 Release of Claims. Effective as of the Closing, Seller shall, and shall cause its Subsidiaries and the TCP Entities to, unconditionally and irrevocably and forever release and discharge the Company, their respective Affiliates, successors and assigns, and any present or former directors, managers, officers, employees, or agents of any of the foregoing (collectively, the “Released Parties”), of and from, and hereby unconditionally and irrevocably waive, any and all claims, debts, losses, expenses, proceedings, covenants, liabilities, suits, judgments, damages, actions and causes of action, obligations, accounts, and liabilities of any kind or character whatsoever, known or unknown, suspected or unsuspected, in contract, direct or indirect, at law or in equity (collectively, the “Released Claims”) that such Person ever had or as of the Closing Date has against any Released Party, for or by reason of any matter, circumstance, event, action, inaction, omission, cause or thing whatsoever arising prior to the Closing; provided, that this release (i) does not extend to Released Claims to enforce the terms or any breach of this Agreement, any Ancillary Document or any of the provisions set forth herein or therein, (ii) shall not affect any right to indemnification, exculpation or advancement of expenses to which any such Person may be entitled as a result of such Person’s ownership of Shares or service as a manager, director, officer, employee, consultant or other representative of the Company, including the rights set forth in Section 6.6, (iii) shall not affect any claim Seller may have against any Released Party (other than any Group Company) in respect of fraud, breach of any agreement between such Released Party (other than any Group Company) and Seller or in such Released Party’s capacity as an officer, director or employee of Seller and (iv) notwithstanding anything to the contrary in this Section 10.16, with respect to the TCP Entities, the term Released Claims against any Released Party shall be limited only to the extent related to any of such TCP Entity’s investment in the Company. Without limiting the foregoing, each contract or arrangement listed on Schedule 3.19 shall be terminated on or prior to the Closing.
          Section 10.17 Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.
* * * * *

     IN WITNESS WHEREOF, each of the Parties has caused this Stock Purchase Agreement to be duly executed on its behalf as of the day and year first above written.

BROADLANE INTERMEDIATE HOLDINGS, INC.
By:	/s/ Patrick T. Ryan
	Name:	Patrick T. Ryan
	Title:	Chief Executive Officer

BROADLANE HOLDINGS, LLC
By:	/s/ Patrick T. Ryan
	Name:	Patrick T. Ryan
	Title:	Chief Executive Officer

SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT

MEDASSETS, INC.
By:	/s/ John Bardis
	Name:	John Bardis
	Title:	Chairman, President & CEO

SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT